UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Provident Financial Services, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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830 Bergen Avenue

Jersey City, New Jersey 07306

March 23, 2006

Dear Fellow Stockholder:

You are cordially invited to attend the 2006 Annual Meeting of Stockholders of Provident Financial Services, Inc., which will be held on April 26, 2006, at 10:00 a.m., local time, at the Hilton Newark Airport, 1170 Spring Street, Elizabeth, New Jersey.

The business to be conducted at the Annual Meeting consists of the election of five directors and the ratification of the appointment of KPMG LLP as independent auditors for the year ending December 31, 2006. Your board of directors has determined that an affirmative vote on each of these matters to be considered at the Annual Meeting is in the best interests of Provident Financial Services, Inc. and its stockholders and unanimously recommends a vote “FOR” each of these matters.

Your vote is very important regardless of the number of shares you own. We urge you to complete, sign and return the enclosed Proxy Card as soon as possible, or to vote by Internet or telephone as described on your Proxy Card, even if you currently plan to attend the Annual Meeting. This will not prevent you from voting in person, but will assure that your vote is counted if you are unable to attend the Annual Meeting.

On behalf of the board of directors and employees of Provident Financial Services, Inc., we thank you for your continued support.

Sincerely,

Paul M. Pantozzi Chairman and Chief Executive Officer

830 Bergen Avenue

Jersey City, New Jersey 07306

NOTICE OF THE 2006 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on April 26, 2006

NOTICE IS HEREBY GIVEN THAT the 2006 Annual Meeting of Stockholders of Provident Financial Services, Inc. will be held at the Hilton Newark Airport, 1170 Spring Street, Elizabeth, New Jersey on Wednesday, April 26, 2006, at 10:00 a.m., local time, to consider and vote upon the following matters:

1.	To elect five persons to serve as directors of Provident Financial Services, Inc., each for a three-year term.

2.	To ratify the appointment of KPMG LLP as independent auditors for Provident Financial Services, Inc. for the year ending December 31, 2006.

3.	To transact such other business as may properly come before the Annual Meeting, and any adjournment or postponement of the Annual Meeting.

The board of directors of Provident Financial Services, Inc. has fixed March 3, 2006 as the record date for determining the stockholders entitled to vote at the Annual Meeting and any adjournment or postponement of the Annual Meeting. Only stockholders of record at the close of business on that date are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement of the Annual Meeting.

The board of directors of Provident Financial Services, Inc. unanimously recommends that you vote “FOR” each of the nominees for director listed in the Proxy Statement and “FOR” ratification of the appointment of KPMG LLP as independent auditors for the year ending December 31, 2006.

The board of directors of Provident Financial Services, Inc. requests that you complete, sign and mail the enclosed Proxy Card promptly in the enclosed postage-paid envelope. You may also vote by Internet or telephone as described on your Proxy Card. Stockholders of record who attend the Annual Meeting may vote in person, even if they have previously delivered a signed proxy or voted by Internet or telephone.

By Order of the Board of Directors
Provident Financial Services, Inc.

John F. Kuntz Corporate Secretary

Jersey City, New Jersey

March 23, 2006

YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER OF SHARES YOU OWN. THE BOARD OF DIRECTORS URGES YOU TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE OR TO VOTE BY INTERNET OR TELEPHONE AS DESCRIBED ON YOUR PROXY CARD.

PROVIDENT FINANCIAL SERVICES, INC.

PROXY STATEMENT FOR THE

2006 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on April 26, 2006

GENERAL INFORMATION

This Proxy Statement and accompanying Proxy Card and the Annual Report to Stockholders are being furnished to the stockholders of Provident Financial Services, Inc. (“Provident”) in connection with the solicitation of proxies by the board of directors of Provident for use at the 2006 Annual Meeting of Stockholders. The Annual Meeting will be held on April 26, 2006, at 10:00 a.m., local time, at the Hilton Newark Airport, 1170 Spring Street, Elizabeth, New Jersey. The term “Annual Meeting”, as used in this Proxy Statement, includes any adjournment or postponement of such meeting.

This Proxy Statement is dated March 23, 2006 and is first being mailed to stockholders of Provident on or about March 24, 2006.

The 2006 Annual Meeting of Stockholders

Date, Time and Place	Provident will hold its Annual Meeting of Stockholders on April 26, 2006, 10:00 a.m., local time, at the Hilton Newark Airport, 1170 Spring Street, Elizabeth, New Jersey.

Record Date	March 3, 2006.

Shares Entitled to Vote	68,932,974 shares of Provident common stock were outstanding on the Record Date and are entitled to vote at the Annual Meeting.

Purpose of the Annual Meeting	To consider and vote on the election of five directors and the ratification of KPMG LLP as Provident’s independent auditors for the year ending December 31, 2006.

Vote Required

Directors are elected by a plurality of votes cast, without regard to either broker non-votes or proxies as to which authority to vote for the nominees being proposed is withheld. The ratification of KPMG LLP as independent auditors is determined by a majority of the votes cast, without regard to broker non-votes or proxies marked “ABSTAIN.”

The Provident Board of Directors Recommends You Vote in Favor of the Proposals

Provident’s board of directors unanimously recommends that stockholders vote “FOR” each of the nominees listed in this Proxy Statement for the board of directors and “FOR” the ratification of KPMG LLP as independent auditors for the year ending December 31, 2006.

Provident

Provident, a Delaware corporation, is the bank holding company for The Provident Bank, a New Jersey savings bank that operates 76 full-service banking offices in northern and central New Jersey. The Federal Deposit Insurance Corporation insures its deposits. At December 31, 2005, Provident had $6.05 billion in total assets. Provident’s principal executive offices are located at 830 Bergen Avenue, Jersey City, New Jersey 07306. Provident’s telephone number is (201) 333-1000.

Who Can Vote

The Provident board of directors has fixed March 3, 2006 as the record date for determining the stockholders entitled to receive notice of and to vote at the Annual Meeting. Accordingly, only holders of record of shares of Provident common stock, par value $0.01 per share, at the close of business on such date will be entitled to vote at the Annual Meeting. On March 3, 2006, 68,932,974 shares of Provident common stock were outstanding and held by approximately 6,600 holders of record. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Provident common stock is necessary to constitute a quorum at the Annual Meeting.

How Many Votes You Have

Each holder of shares of Provident common stock outstanding on March 3, 2006 will be entitled to one vote for each share held of record. However, Provident’s certificate of incorporation provides that stockholders of record who beneficially own in excess of 10% of the then outstanding shares of common stock of Provident are not entitled to any vote with respect to the shares held in excess of that 10% limit. A person or entity is deemed to beneficially own shares that are owned by an affiliate, as well as by any person acting in concert with such person or entity.

Matters to Be Considered

The purpose of the Annual Meeting is to vote on the election of five directors and to ratify the appointment of KPMG LLP as Provident’s independent auditors for the year ending December 31, 2006.

You may be asked to vote upon other matters that may properly be submitted to a vote at the Annual Meeting. You also may be asked to vote on a proposal to adjourn or postpone the Annual Meeting. Provident could use any adjournment or postponement for the purpose, among others, of allowing additional time to solicit proxies.

How to Vote

You may vote your shares by completing and signing the enclosed Proxy Card and returning it in the enclosed postage-paid envelope or by attending the Annual Meeting. Alternatively, you may choose to vote your shares using the Internet or telephone voting options explained on your Proxy Card. You should complete and return the Proxy Card accompanying this document, or vote using the Internet or telephone voting options, in order to ensure that your vote is counted at the Annual Meeting, or at any adjournment or postponement of the Annual Meeting, regardless of whether you plan to attend. If you return an executed Proxy Card without marking your instructions, your executed Proxy Card will be voted “FOR” the election of the five nominees for director and “FOR” the ratification of the appointment of KPMG LLP as Provident’s independent auditors for the year ending December 31, 2006.

If you are a stockholder whose shares are not registered in your own name, you will need appropriate documentation from the stockholder of record to vote in person at the Annual Meeting. Examples of such documentation include a broker’s statement or letter or other documentation that will confirm your ownership of shares of Provident common stock. If you want to vote your shares of Provident common stock that are held in street name in person at the Annual Meeting, you will need a written proxy in your name from the broker, bank or other nominee who holds your shares.

The Provident board of directors is currently unaware of any other matters that may be presented for consideration at the Annual Meeting. If other matters properly come before the Annual Meeting, or at any adjournment or postponement of the Annual Meeting, Provident intends that shares represented by properly submitted proxies will be voted, or not voted, by the persons named as proxies on the Proxy Card in their best judgment.

Participants in Provident Benefit Plans

If you are a participant in The Provident Bank Employee Stock Ownership Plan or The Provident Bank 401(k) Plan, or any other benefit plans, including plans formerly maintained by First Sentinel Bancorp, Inc., through which you own shares of Provident common stock, you will have received with this Proxy Statement voting instruction forms that reflect all shares you may vote under the plans. Under the terms of these plans, the trustee or administrator votes all shares held by the plan, but each participant may direct the trustee or administrator how to vote the shares of Provident common stock allocated to his or her plan account. If you own shares through any of these plans and do not vote, the respective plan trustees or administrators will vote the shares in accordance with the terms of the respective plans. The deadline for returning your voting instructions is April 17, 2006.

Vote Required

The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Provident common stock is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted solely for the purpose of determining whether a quorum is present. A proxy submitted by a broker that is not voted is sometimes referred to as a broker non-vote.

Directors are elected by a plurality of votes cast, without regard to either broker non-votes or proxies as to which authority to vote for the nominees being proposed is “Withheld.” The ratification of the independent auditors is determined by a majority of the votes cast, without regard to broker non-votes or proxies marked “Abstain.”

Revocability of Proxies

You may revoke your proxy at any time before the vote is taken at the Annual Meeting. You may revoke your proxy by:

•	submitting written notice of revocation to the Corporate Secretary of Provident prior to the voting of such proxy;

•	submitting a properly executed proxy bearing a later date;

•	using the Internet or telephone voting options explained on the Proxy Card; or

•	voting in person at the Annual Meeting; however, simply attending the Annual Meeting without voting will not revoke an earlier proxy.

Written notices of revocation and other communications regarding the revocation of your proxy should be addressed to:

Provident Financial Services, Inc.

830 Bergen Avenue

Jersey City, New Jersey 07306

Attention: John F. Kuntz, Esq.

Corporate Secretary

If your shares are held in street name, your broker will vote your shares and you should follow your broker’s instructions regarding the revocation of proxies.

Solicitation of Proxies

Provident will bear the entire cost of soliciting proxies from you. In addition to solicitation of proxies by mail, Provident will request that banks, brokers and other holders of record send proxies and proxy material to the beneficial owners of Provident common stock and secure their voting instructions, if necessary. Provident will reimburse such holders of record for their reasonable expenses in taking those actions. Provident has also made arrangements with Georgeson Shareholder Communications, Inc. to assist Provident in soliciting proxies and has agreed to pay them a fee of $8,500 plus reasonable expenses for these services. If necessary, Provident may also use several of its regular employees, who will not be specially compensated, to solicit proxies from stockholders, personally or by telephone, facsimile or letter.

Recommendation of the Board of Directors

The Provident board of directors unanimously recommends that you vote “FOR” each of the Provident nominees for director listed in this Proxy Statement and “FOR” the ratification of KPMG LLP as independent auditors of Provident for the year ending December 31, 2006.

Security Ownership of Certain Beneficial Owners and Management

Persons and groups who beneficially own in excess of five percent of Provident’s common stock are required to file certain reports with the Securities and Exchange Commission regarding such beneficial ownership. The following table sets forth, as of March 3, 2006, certain information as to the shares of Provident common stock owned by persons who beneficially own more than five percent of Provident’s issued and outstanding shares of common stock. We know of no persons, except as listed below, who beneficially owned more than five percent of the outstanding shares of Provident common stock as of March 3, 2006. For purposes of the following table and the table included under the heading “Management,” in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, a person is deemed to be the beneficial owner of any shares of common stock (i) over which he has, or shares, directly or indirectly, voting or investment power or (ii) of which he has the right to acquire beneficial ownership at any time within 60 days after March 3, 2006.

Principal Stockholders

Name and Address of Beneficial Owner	Number of Shares Owned and Nature of Beneficial Ownership		Percent of Shares of Common Stock Outstanding (1)
The Provident Bank Employee Stock Ownership Plan Trust	4,765,169	(2)	6.9%
GreatBanc Trust Company, Trustee 45 Rockefeller Plaza, Suite 2055 New York, New York 10111-2000

Private Capital Management, L.P. Bruce S. Sherman and Gregg J. Powers 8889 Pelican Bay Blvd. Naples, Florida 34108	6,801,100	(3)	9.9%

Advisory Research, Inc. 180 North Stetson Street., Suite 5500 Chicago, Illinois 60601	4,113,522	(4)	6.0%

(1)	Based on 68,932,974 shares of Provident common stock outstanding as of March 3, 2006.
(2)	Based on Amendment No. 2 to Schedule 13G filed with the Securities and Exchange Commission on February 7, 2006 by GreatBanc Trust Company, as Trustee on behalf of The Provident Bank Employee Stock Ownership Plan Trust. According to the filing, The Provident Bank Employee Stock Ownership Plan Trust had: (i) sole power to vote or direct the vote of 4,291,070 shares of Provident common stock; (ii) shared power to vote or direct the vote of 474,099 shares of Provident common stock; and (iii) sole power to dispose or direct the disposition of 4,765,169 shares of Provident common stock.
(3)

Based on Amendment No. 2 to Schedule 13G filed with the Securities and Exchange Commission on February 14, 2006 by Private Capital Management, L.P., Bruce S. Sherman and Gregg J. Powers. Private Capital Management, L.P. reported that it filed as an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. Mr. Sherman is Chief Executive Officer of Private Capital Management,

L.P. and Mr. Powers is President of Private Capital Management, L.P. According to the filing: (i) Private Capital Management, L.P. and Messrs. Sherman and Powers had shared voting and dispositive power over 6,795,637 shares of Provident common stock and (ii) Mr. Sherman had sole voting and dispositive power over 5,463 shares of Provident common stock. Amendment No. 2 to Schedule 13G further disclosed that Messrs. Sherman and Powers exercise such shared voting and dispositive power with respect to shares held by Private Capital Management’s clients and managed by Private Capital Management, L.P. in their capacities as officers of Private Capital Management, L.P. Messrs. Sherman and Powers each disclaim beneficial ownership of shares held by Private Capital Management’s clients and each disclaim the existence of a group.

(4)	Based on Schedule 13G filed with the Securities and Exchange Commission on February 16, 2006 by Advisory Research, Inc. The Schedule 13G reported that Advisory Research, Inc. filed as an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. According to the filing, Advisory Research, Inc. had sole voting and dispositive power over 4,113,522 shares of Provident common stock.

Management

The following table sets forth information about the shares of Provident common stock owned by each nominee for election as director, each incumbent director, each named executive officer identified in the summary compensation table included elsewhere in this Proxy Statement, and all nominees, incumbent directors and executive officers as a group, as of March 3, 2006.

Name	Position(s) held with Provident Financial Services, Inc. and/or The Provident Bank	Beneficial Ownership (1)(2)(3)(4)		Percent of Class(5)
NOMINEES

Geoffrey M. Connor	Director	157,183	(6)	*
Christopher Martin	Director and President	300,606	(7)	*
Edward O’Donnell	Director	164,492	(8)	*
Thomas E. Sheenan	Director	178,717	(9)	*
Jeffries Shein	Director	796,639	(10)	1.2%

INCUMBENT DIRECTORS

Thomas W. Berry	Director	3,000
John G. Collins	Director	67,042		*
J. Martin Comey	Director	160,283	(11)	*
Frank L. Fekete	Director	145,742	(12)	*
Carlos Hernandez	Director	137,153	(13)	*
William T. Jackson	Director	163,383	(14)	*
David Leff	Director	160,233	(15)	*
Arthur McConnell	Director	164,642		*
John P. Mulkerin	Director	431,387	(16)	*
Paul M. Pantozzi	Chairman and Chief Executive Officer	732,944	(17)	1.1%

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

Kevin J. Ward	Vice Chairman and Chief Operating Officer	253,955	(18)	*
Donald W. Blum**	Executive Vice President and Chief Lending Officer	49,633		*
Gregory French**	Senior Vice President, Market Development and Delivery	114,814		*
All directors and executive officers as a group (23 persons)		4,421,450		6.3%

(footnotes on following page)

*	Less than 1%
**	Messrs. Blum and French are officers of The Provident Bank only.
(1)	The figures shown include the following shares which may be acquired upon the exercise of stock options granted under the Provident Financial Services, Inc. 2003 Stock Option Plan that are exercisable within 60 days of March 3, 2006: Messrs. Comey, Connor, Fekete, Hernandez, Jackson, Leff, McConnell, O’Donnell and Sheenan, 64,000 shares each; Mr. Collins, 52,000 shares; Mr. Pantozzi, 448,000 shares; Mr. Ward, 132,000 shares; Mr. Blum, 32,000 shares; Mr. French, 100,000 shares; and all directors and executive officers as a group, 1,450,000 shares.
(2)	The figures shown include the following shares granted under the Provident Financial Services, Inc. 2003 Stock Award Plan that are not vested: Messrs. Comey, Connor, Fekete, Hernandez, Jackson, Leff, McConnell, O’Donnell and Sheenan, 48,234 shares each; Mr. Collins, 3,234 shares; Mr. Pantozzi, 162,800 shares; Mr. Ward, 53,000 shares; Mr. Blum, 10,200 shares; Mr. French, 10,200 shares; and all directors and executive officers as a group, 729,940 shares.
(3)	The figures shown include the following shares that have been allocated to individual accounts of The Provident Bank Employee Stock Ownership Plan (“ESOP”) for the following persons: Messrs. Pantozzi, Ward and French, 2,721 shares each; Mr. Blum, 2,531 shares; and all directors and officers as a group, 19,210 shares. Such persons have voting power (subject to the legal duties of the Trustee of the ESOP) but no investment power, except in limited circumstances, as to such shares.
(4)	The figures shown include the following shares that are held in individual accounts in The Provident Bank 401(k) Plan: Mr. Pantozzi, 7,644 shares; Mr. Ward, 33,155 shares; Mr. Blum, 711 shares; Mr. French, 1,592 shares; and all directors and executive officers as a group, 60,252 shares.
(5)	Based on 68,932,974 shares of Provident common stock outstanding as of March 3, 2006, plus the number of shares which such person or group of persons has the right to acquire within 60 days of March 3, 2006.
(6)	Includes 7,500 shares held by Mr. Connor in an individual retirement account and 5,000 shares in the aggregate held by Mr. Connor as custodian for an adult son and a minor son.
(7)	Includes 36,544 shares allocated to Mr. Martin in the former First Savings Bank Employee Stock Ownership Plan, 59,660 shares accumulated in the former First Sentinel Bancorp, Inc. 401(k) Plan and 17,785 shares held in the First Savings Bank Deferred Fee Plan.
(8)	Includes 3,000 shares held by Mr. O’Donnell in an individual retirement account.
(9)	Includes 2,000 shares held by Mr. Sheenan’s spouse, 200 shares held by Mr. Sheenan’s adult daughter, 30,189 shares held in the Voluntary Fee Deferral Plan for the directors of The Provident Bank, 96 shares held by Mr. Sheenan in his Dividend Reinvestment Plan account and 65 shares held by Mr. Sheenan’s spouse in her Dividend Reinvestment Plan account.
(10)	Includes 23,026 shares held by Mr. Shein’s spouse, 383,819 shares held in the First Savings Bank Deferred Fee Plan and 35,000 shares held by Mr. Shein as trustee of a trust.
(11)	Includes 3,000 shares held by Mr. Comey’s spouse and 8,600 shares held by Mr. Comey in the Voluntary Fee Deferral Plan for the directors of The Provident Bank. Mr. Comey will retire from the board of directors following the Annual Meeting.
(12)	Includes 7,500 shares held by Mr. Fekete’s spouse, 10,000 shares held by a custodian for a retirement account for Mr. Fekete’s benefit, 2,000 shares held by Mr. Fekete’s spouse as custodian for his minor son, 1,000 shares held by his spouse as trustee of a trust for a relative and 2,000 shares held by Mr. Fekete’s adult daughter.
(13)	Includes 1,450 shares held by Dr. Hernandez’ spouse in an individual retirement account.
(14)	Includes 200 shares held by Mr. Jackson’s spouse.
(15)	Mr. Leff will retire from the board of directors following the Annual Meeting.
(16)	Includes 625 shares allocated to Mr. Mulkerin in the former First Savings Bank Employee Stock Ownership Plan and 26,792 shares accumulated in the former First Sentinel Bancorp, Inc. 401(k) Plan.
(17)	Includes 200 shares held by Mr. Pantozzi’s spouse and 22,000 shares held by Mr. Pantozzi through the Supplemental Executive Retirement Plan.
(18)	Includes 3,800 shares held by Mr. Ward’s spouse and 2,400 shares held by Mr. Ward through the Supplemental Executive Retirement Plan.

PROPOSAL I—ELECTION OF PROVIDENT DIRECTORS

General

Provident’s board of directors currently consists of 15 members and is divided into three classes, with one class of directors elected each year. Each of the 15 members of the board of directors also serves as a director of The Provident Bank. Directors are generally elected to serve for a three-year term and until their respective successors shall have been elected and qualified. Five directors will be elected at the Annual Meeting to serve for a three-year term and until their respective successors shall have been elected and qualified. On the recommendation of the Governance/Nominating Committee of the board, the board of directors has nominated Geoffrey M. Connor, Christopher Martin, Edward O’Donnell, Thomas E. Sheenan and Jeffries Shein for election as directors at the Annual Meeting.

Messrs. Connor, Martin, O’Donnell, Sheenan and Shein currently serve as directors of Provident and The Provident Bank. There are no arrangements or understandings between Provident and any director or nominee pursuant to which such person was elected or nominated to be a director of Provident. Under the merger agreement relating to the merger of First Sentinel Bancorp, Inc. with and into Provident, which merger was effective July 14, 2004, Provident agreed to appoint Christopher Martin or another former director of First Sentinel Bancorp, Inc. to the board of directors of Provident during calendar year 2005, for a term of office expiring at the annual meeting of stockholders to be held following the year ending December 31, 2005. None of the other nominees is being proposed for election pursuant to any agreement or understanding between any person and Provident. Unless authority to vote for the nominees is withheld, it is intended that the shares represented by the enclosed Proxy Card, if executed and returned, will be voted “FOR” the election of all nominees.

In the event that any nominee is unable or declines to serve, the persons named in the Proxy Card as proxies will vote with respect to a substitute nominee designated by Provident’s current board of directors. At this time, the board of directors knows of no reason why any of the nominees would be unable or would decline to serve, if elected.

The current Bylaws of Provident provide that no director shall serve beyond the annual meeting of stockholders after attaining age 72. J. Martin Comey and David Leff, who have served as directors of Provident since 2003 and of The Provident Bank since 1975 and 1992, respectively, will retire following the Annual Meeting in accordance with Provident’s Bylaws, at which time the size of the board of directors will be reduced to 13 members.

PROVIDENT’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES NAMED IN THIS PROXY STATEMENT.

Directors and Executive Officers

The following table sets forth certain information, as of March 3, 2006, regarding the nominees for election as directors and the incumbent directors, including the terms of office of each director, as well as information regarding the executive officers of Provident and its wholly-owned subsidiary, The Provident Bank.

Name	Position(s) held with Provident Financial Services, Inc. and/or The Provident Bank	Age	Director Since (1)		Expiration of Term
NOMINEES

Geoffrey M. Connor	Director	59	1996		2006
Christopher Martin	Director and President	49	2005		2006
Edward O’Donnell	Director	55	2002		2006
Thomas E. Sheenan	Director	70	1990		2006
Jeffries Shein	Director	66	2004	(2)	2006

Name	Position(s) held with Provident Financial Services, Inc. and/or The Provident Bank	Age	Director Since (1)		Expiration of Term
INCUMBENT DIRECTORS

J. Martin Comey	Director	72	1975		2006	(3)
Thomas W. Berry	Director	58	2005		2007
John G. Collins	Director	69	2003		2007
Frank L. Fekete	Director	54	1995		2007
David Leff	Director	72	1992		2007	(3)
John P. Mulkerin	Director	68	2004	(4)	2007
Paul M. Pantozzi	Chairman and Chief Executive Officer	61	1989		2007
Carlos Hernandez	Director	56	1996		2008
William T. Jackson	Director	67	1974		2008
Arthur McConnell	Director	67	1990		2008

(1)	Includes initial appointment to the board of directors of The Provident Bank, the wholly-owned subsidiary of Provident.
(2)	Mr. Shein’s service as a director of First Sentinel Bancorp, Inc. and First Savings Bank commenced in 1985.
(3)	Messrs. Comey and Leff will retire from the board of directors following the Annual Meeting.
(4)	Mr. Mulkerin’s service as a director of First Sentinel Bancorp, Inc. and First Savings Bank commenced in 1996.

The business experience for the past five years of each of Provident’s directors and executive officers is as follows:

Directors

Thomas W. Berry. Mr. Berry is retired. He previously served as a partner of Goldman Sachs & Co. until 1998. Mr. Berry was a founding director of Red Oak Bank, which was acquired in 2005. He is a director of the Hyde and Watson Foundation and a trustee of the Community Foundation of New Jersey. Mr. Berry also serves as Vice Chairman of the North American Electric Reliability Council.

John G. Collins. Mr. Collins is retired. He previously served as President of Fleet NJ from March 2001 until March 2003. Prior to 2001, Mr. Collins was Vice Chairman of Summit Bancorp and was a member of the board of directors of Summit Bancorp and its predecessor, UJB Financial Corp., from 1986 to 2001. Mr. Collins is a member of the board of trustees of CentraState Healthcare System.

J. Martin Comey. Mr. Comey is retired. He previously served as Vice President of Schering-Plough Corporation of Madison, New Jersey.

Geoffrey M. Connor. Mr. Connor is a practicing attorney and Partner in the Princeton, New Jersey office of the law firm of Reed Smith LLP, a national law firm.

Frank L. Fekete. Mr. Fekete is a certified public accountant and the Managing Partner of the accounting firm of Mandel, Fekete & Bloom, CPAs, located in Jersey City, New Jersey. Mr. Fekete is Chairman of the board of trustees of Christ Hospital.

Carlos Hernandez. Dr. Hernandez is President of New Jersey City University, located in Jersey City, New Jersey.

William T. Jackson. Mr. Jackson is retired. He previously served as Executive Director of Bayview/New York Cemetery located in Jersey City, New Jersey until January 2006.

David Leff. Mr. Leff is retired. He was previously a Partner in the law firm of Eichenbaum, Kantrowitz, Leff & Gulko, located in Paramus, New Jersey.

Christopher Martin. Mr. Martin has been President of Provident and The Provident Bank since July 2004. He formerly served as President and Chief Executive Officer of both First Sentinel Bancorp, Inc. and First Savings Bank since January 2003, and as a member of both boards of directors since 1996. Prior to assuming the position of President and Chief Executive Officer of both First Sentinel Bancorp, Inc. and First Savings Bank, Mr. Martin served as President since 2002, Chief Operating Officer since 1996, Chief Financial Officer from 1989 until 2001, and as Executive Vice President since 1994.

Arthur McConnell. Mr. McConnell is the President of McConnell Realty, which owns and manages commercial and residential real estate, and is located in Atlantic Highlands, New Jersey.

John P. Mulkerin. Mr. Mulkerin is retired. He is a former member of the board of directors and former President and Chief Executive Officer of both First Sentinel Bancorp, Inc. and First Savings Bank. Prior to being named President and Chief Executive Officer in 1996, Mr. Mulkerin served as Executive Vice President and General Counsel of First Savings Bank. He is a member of the board of directors of Middlesex Water Company and Raritan Bay Medical Center.

Edward O’Donnell. Mr. O’Donnell is President of Tradelinks Transport, Inc., a transportation consulting company located in Westfield, New Jersey. From March 1995 to July 1999, Mr. O’Donnell was a Director and Executive Vice President of NPR, Inc. (Navieras), a transportation company located in Edison, New Jersey. Mr. O’Donnell is a member of the management committee of North Bay Equity Partners, LLC.

Paul M. Pantozzi. Mr. Pantozzi has been the Chairman and Chief Executive Officer of Provident since January 2003. He has served as the Chief Executive Officer of The Provident Bank since 1993 and Chairman of The Provident Bank since 1998. Until July 2004, Mr. Pantozzi also served as President of Provident and The Provident Bank. Mr. Pantozzi is a member of the board of trustees of Christ Hospital.

Thomas E. Sheenan. Mr. Sheenan is the President of Sheenan Funeral Home located in Dunellen, New Jersey.

Jeffries Shein. Mr. Shein is a former member of the board of directors of First Sentinel Bancorp, Inc. and First Savings Bank. He is a principal with JGT Management Co., LLC, a real estate management and investment company. Mr. Shein is a member of the board of directors of Middlesex Water Company and Raritan Bay Medical Center.

Executive Officers Who are Not Directors

Kevin J. Ward. Mr. Ward, age 57, has been Vice Chairman of Provident since June 2004 and Vice Chairman and Chief Operating Officer of The Provident Bank since April 2004. He served as Executive Vice President and Chief Operating Officer of Provident since January 2003 and served as Executive Vice President and Chief Operating Officer of The Provident Bank since 2000. Mr. Ward served as Executive Vice President, Chief Operating Officer and Chief Financial Officer of The Provident Bank from January to November 2000. Prior to that time, he was Executive Vice President and Chief Financial Officer of The Provident Bank.

Donald W. Blum. Mr. Blum, age 49, has been Executive Vice President and Chief Lending Officer of The Provident Bank since January 2005. He served as Senior Vice President and Chief Lending Officer of The Provident Bank since December 2001. Prior to that time, he was Senior Vice President, Real Estate Lending at Summit Bancorp from October 1992.

John F. Kuntz. Mr. Kuntz, age 50, has been General Counsel and Corporate Secretary of Provident since January 2003, and has been Executive Vice President and General Counsel of The Provident Bank since

May 2005. Prior to that time, he was Senior Vice President and General Counsel of The Provident Bank since November 2002 and Vice President and General Counsel of The Provident Bank since September 2001. He was Vice President and Assistant General Counsel of Mellon Investor Services LLC in Ridgefield Park, New Jersey, from August 2000 to September 2001. Prior to that time, he was a Partner with the law firm of Bourne Noll & Kenyon P.C., Summit, New Jersey.

Gregory French. Mr. French, age 49, has been Senior Vice President, Market Development and Delivery of The Provident Bank since November 2003. He served as Senior Vice President of the Market Development Group of The Provident Bank from February 2001 to October 2003. He was Vice President of Marketing, eBusiness for American International Group in New York, New York from January 2000 to February 2001. Prior to that time, he served as Vice President, Citibank National Director, Field Marketing of Citigroup in New York, New York.

Linda A. Niro. Ms. Niro, age 51, has been Senior Vice President and Chief Financial Officer of Provident since January 2003 and has served as Senior Vice President and Chief Financial Officer of The Provident Bank since 2000. Prior to that time, she served as Vice President and Treasurer of The Provident Bank.

Kenneth J. Wagner. Mr. Wagner, age 55, has been Senior Vice President, Investor Relations of Provident since January 2003 and has been Senior Vice President of Strategic Business Development of The Provident Bank since 2001. He served as Senior Vice President of Customer Relationship Management of The Provident Bank from 1998 to 2001. Prior to that time, he was Senior Vice President and Comptroller of The Provident Bank.

Giacomo Novielli. Mr. Novielli, age 46, has been Senior Vice President and Chief Information Officer of The Provident Bank since January 2006. Prior to that time, he was First Vice President and Chief Information Officer of The Provident Bank since November 2003 and previously was First Vice President, Delivery and Distribution of The Provident Bank.

Thomas M. Lyons. Mr. Lyons, age 41, has served as First Vice President and Chief Accounting Officer of The Provident Bank since February 2005. Prior to that time, he was First Vice President, Finance of The Provident Bank since July 2004. He was formerly Executive Vice President and Chief Financial Officer of First Sentinel Bancorp, Inc. and First Savings Bank since 2003. He was named Senior Vice President and Chief Financial Officer of First Savings Bank in April 2001, and appointed to the same position at First Sentinel Bancorp, Inc. in January 2002. Mr. Lyons joined First Savings Bank in September 1999 as Vice President and Chief Accounting Officer.

Corporate Governance

Provident is committed to maintaining sound corporate governance principles and the highest standards of ethical conduct and is in compliance with applicable corporate governance laws and regulations.

Director Independence

The New York Stock Exchange rules provide that a Provident director does not qualify as independent unless the board of directors affirmatively determines that the director has no direct or indirect material relationship with Provident. The New York Stock Exchange rules require the board of directors to consider all relevant facts and circumstances in determining the materiality of a director’s relationship with Provident and permit the board of directors to adopt and disclose standards to assist the board in making independence determinations. Accordingly, the board of directors has adopted Independence Standards to assist the board in determining whether a director has a material relationship with Provident. These Independence Standards, which should be read with the New York Stock Exchange rules, are available on the “Governance Documents” section of the “Investor Relations” page of The Provident Bank website at www.providentnj.com.

In January 2006, the board of directors conducted an evaluation of director independence, based on the Independence Standards and the New York Stock Exchange rules. In connection with this review, the board of directors considered all relevant facts and circumstances relating to relationships that each director or his immediate family members and their related interests had with Provident, including those relationships described later in this Proxy Statement under the heading “Transactions With Certain Related Persons.”

After the evaluation, the board of directors affirmatively determined that each of Mr. Berry, Mr. Collins, Mr. Comey, Mr. Connor, Mr. Fekete, Dr. Hernandez, Mr. Jackson, Mr. Leff, Mr. McConnell, Mr. Mulkerin, Mr. O’Donnell, Mr. Sheenan and Mr. Shein is an independent director. The board of directors determined that Mr. Pantozzi, Chairman and Chief Executive Officer of Provident, and Mr. Martin, President of Provident, are not independent because each of them is a Provident employee.

Board Meetings and Committees

The board of directors of Provident meets quarterly, or more often as may be necessary. The board of directors maintains four standing committees: the Executive Committee, the Compensation Committee, the Audit Committee and the Governance/Nominating Committee. The Provident board of directors met nine times in 2005. All directors attended no fewer than 75% of the total number of meetings held by the Provident board of directors and all committees of the board on which they served (during the period they served) in 2005. When the Provident and The Provident Bank board of directors and committee meetings are aggregated, all directors attended no fewer than 75% of the aggregated total number of meetings in 2005. Provident’s board of directors has a policy requiring its directors to attend each annual meeting of stockholders. All Provident directors attended the annual meeting of stockholders held on April 27, 2005.

The board of directors has adopted Corporate Governance Principles, which are posted on the “Governance Documents” section of the “Investor Relations” page of The Provident Bank’s website at www.providentnj.com. A copy of the Corporate Governance Principles, as initially adopted, was included as an appendix to Provident’s Proxy Statement for the 2003 Annual Meeting. The Corporate Governance Principles provide for the board of directors to meet in regularly scheduled executive sessions without management at least two times a year. Two executive sessions of the board of directors were conducted in 2005. Effective January 1, 2006, the board of directors designated John G. Collins as Lead Director to preside over these executive sessions conducted by the non-employee directors.

Executive Committee

The current members of the Executive Committee are: Messrs. Pantozzi (Chair), Collins, Comey, Connor, Fekete, Jackson and Shein. The Executive Committee exercises the powers of the board of directors, except such powers expressly reserved for the full board of directors by Provident’s Bylaws and applicable corporate law, as may be necessary, between meetings of the board of directors. Provident’s Executive Committee also serves as the Executive Committee of the board of directors of The Provident Bank. The Executive Committee did not meet in 2005.

Compensation Committee

The current members of the Compensation Committee are: Messrs. Shein (Chair), Comey, Fekete, O’Donnell and Sheenan. Each member of the Compensation Committee is considered “independent” as defined in the New York Stock Exchange corporate governance listing standards. The Compensation Committee is responsible for reviewing and evaluating compensation programs and policies including setting performance measures and goals, approving awards under existing compensation plans and administering long-term incentive awards. On an annual basis, the Compensation Committee meets to review the performance of, and the compensation payable to, Provident’s and The Provident Bank’s executive officers, including the Chief Executive Officer. The basic elements of Provident’s executive compensation program include base salary, annual incentives, long-term incentive awards and certain other benefit arrangements, such as retirement programs. The Compensation Committee’s charter is posted on the “Governance Documents” section of the “Investor Relations” page of The Provident Bank’s website at www.providentnj.com. The Compensation Committee met nine times during 2005. The Compensation Committee’s Report on Executive Compensation appears later in this Proxy Statement.

Governance/Nominating Committee

The current members of the Governance/Nominating Committee are: Messrs. Connor (Chair), Jackson, Leff and McConnell. Each member of the Governance/Nominating Committee is considered “independent” as defined in the New York Stock Exchange corporate governance listing standards. The Governance/Nominating Committee’s charter is posted on the “Governance Documents” section of the “Investor Relations” page of The Provident Bank’s website at www.providentnj.com. The Committee met five times during 2005.

The functions of the Governance/Nominating Committee include, among other things:

•	to evaluate and make recommendations to the board concerning the number of directors, committee assignments and committee membership rotation practices;

•	to establish the qualifications, desired background, and selection criteria for board members;

•	to make recommendations to the board concerning board nominees;

•	to conduct evaluations of the effectiveness of the operation of the board;

•	to develop corporate governance principles applicable to Provident;

•	to recommend the adoption of a code of business conduct and ethics;

•	to make recommendations to the board regarding director compensation, orientation and continuing education; and

•	to evaluate the Governance/Nominating Committee’s performance on an annual basis.

The Governance/Nominating Committee identifies nominees by first evaluating the current members of the board of directors willing to continue service. Current members of the board with skills and experience that are relevant to Provident’s business and who are willing to continue service are first considered for re-nomination, balancing the value of continuity of service by existing members of the board with that of obtaining a new perspective. If any member of the board does not wish to continue service, or if the Governance/Nominating Committee or the board decides not to re-nominate a member for re-election, or if the size of the board is increased, the Governance/Nominating Committee will solicit suggestions for director candidates from all board members. In addition, the Governance/Nominating Committee is authorized by its charter to engage a third party to assist in the identification of director nominees. Candidates must have the highest personal and professional ethics and integrity. Additional criteria weighed by the Governance/Nominating Committee in the director identification and selection process include the relevance of a candidate’s experience to the business of Provident, enhancement of the diversity of experience of the board, the needs of Provident and the board, the candidate’s independence from conflict or direct economic relationship with Provident, and the candidate’s ability and willingness to devote the proper time to prepare for and attend meetings. The Governance/Nominating Committee will also take into account whether a candidate satisfies the criteria for “independence” under the Independence Standards and the New York Stock Exchange rules, and if a nominee is sought for service on the Audit Committee, the financial and accounting expertise of a candidate, including whether an individual qualifies as an Audit Committee financial expert.

Procedures for the Nomination of Directors by Stockholders

If a determination is made that an additional candidate is needed for the board, the Governance/Nominating Committee will consider candidates properly submitted by Provident’s stockholders. Stockholders can submit the names of qualified candidates for director by writing to the Corporate Secretary at Provident Financial Services, Inc., 830 Bergen Avenue, Jersey City, New Jersey 07306. The Corporate Secretary must receive a submission not less than 90 days prior to the date of Provident’s proxy materials for the preceding year’s annual meeting. If the date of the annual meeting is advanced more than 30 days prior to, or delayed by more than 30 days after, the anniversary of the preceding year’s annual meeting, a stockholder’s submission must be so delivered not later than the close of business on the tenth day following the day on which public announcement of the date of such annual meeting is first made. A stockholder’s submission must be in writing and include the following information:

•	the name and address of the stockholder as they appear on Provident’s books, and the number of shares of Provident common stock that are beneficially owned by such stockholder (if the stockholder is not a holder of record, appropriate evidence of the stockholder’s ownership should be provided);

•	the name, address and contact information for the candidate, and the number of shares of common stock of Provident that are owned by the candidate (if the candidate is not a holder of record, appropriate evidence of the candidate’s ownership should be provided);

•	a statement of the candidate’s business and educational experience;

•	such other information regarding the candidate as would be required to be included in Provident’s proxy statement pursuant to Securities and Exchange Commission Regulation 14A;

•	a statement detailing any relationship between the candidate and Provident, The Provident Bank and any subsidiaries of The Provident Bank;

•	a statement detailing any relationship between the candidate and any customer, supplier or competitor of Provident and The Provident Bank;

•	detailed information about any relationship or understanding between the proposing stockholder and the candidate; and

•	a statement that the candidate is willing to be considered and willing to serve as a director if nominated and elected.

Stockholder submissions that are received and that meet the criteria outlined above will be forwarded to the Chair of the Governance/Nominating Committee for further review and consideration. A nomination submitted by a stockholder for presentation at an annual meeting of stockholders must comply with the procedural and informational requirements described later in this Proxy Statement under the heading “Advance Notice Of Business To Be Conducted at an Annual Meeting.”

Stockholder Communications with the Board

A stockholder of Provident who wants to communicate with the board, the Lead Director or with any other individual director can write to the Chair of the Governance/Nominating Committee, c/o Provident Financial Services, Inc., 830 Bergen Avenue, Jersey City, New Jersey 07306. The letter should indicate that the author is a stockholder and if shares of Provident common stock are not held of record, the letter should include appropriate evidence of stock ownership.

Code of Business Conduct and Ethics

Provident has adopted a Code of Business Conduct and Ethics that is applicable to all directors, officers and employees of Provident and The Provident Bank, including the principal executive officer, principal financial officer, principal accounting officer, and all persons performing similar functions. The Code of Business Conduct and Ethics is posted on the “Governance Documents” section of the “Investor Relations” page on The Provident Bank’s website at www.providentnj.com. Amendments to and waivers from the Code of Business Conduct and Ethics will also be disclosed on The Provident Bank website.

Audit Committee

The current members of the Audit Committee are: Messrs. Fekete (Chair), Berry, Collins, Comey, Mulkerin and O’Donnell. Each member of the Audit Committee is considered “independent” as defined in the New York Stock Exchange corporate governance listing standards and under Securities and Exchange Commission Rule 10A-3. The duties and responsibilities of the Audit Committee include, among other things:

•	sole authority for retaining, overseeing and evaluating a firm of independent certified public accountants to audit the annual financial statements;

•	in consultation with the independent auditors and the internal auditor, reviewing the integrity of Provident’s financial reporting processes, both internal and external;

•	reviewing the financial statements and the audit report with management and the independent auditors;

•	reviewing earnings and financial releases and quarterly and annual reports filed with the Securities and Exchange Commission; and

•	approving all engagements for audit and non-audit services by the independent auditors.

The Audit Committee met 11 times and a subcommittee of the Audit Committee met an additional two times during 2005. The Audit Committee reports to the board of directors on its activities and findings. The board of directors believes that Frank L. Fekete, the Chair of the Audit Committee, and John P. Mulkerin each qualify as an “Audit Committee financial expert” as that term is used in the rules and regulations of the Securities and Exchange Commission.

Audit Committee Report

Pursuant to rules and regulations of the Securities and Exchange Commission, this Audit Committee Report shall not be deemed incorporated by reference to any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Provident specifically incorporates this information by reference, and otherwise shall not be deemed “soliciting material” or to be “filed” with the Securities and Exchange Commission subject to Regulation 14A or 14C of the Securities and Exchange Commission or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended.

The Audit Committee operates under a written charter adopted by the board of directors. A copy of the Audit Committee’s charter is posted on the “Governance Documents” section of the “Investor Relations” page of The Provident Bank’s website at www.providentnj.com. A copy of the Audit Committee’s charter was also included as an appendix to Provident’s Joint Proxy Statement/ Prospectus dated May 7, 2004.

Management has the primary responsibility for Provident’s internal control and financial reporting process, and for making an assessment of the effectiveness of Provident’s internal control over financial reporting. The independent auditors are responsible for performing an independent audit of Provident’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue an opinion on those financial statements, and for providing an attestation report on management’s assessment of internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes.

As part of its ongoing activities, the Audit Committee has:

•	reviewed and discussed with management and the independent auditors, the audited consolidated financial statements of Provident for the fiscal year ended December 31, 2005;

•	discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended; and

•	received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with the independent auditors their independence from Provident.

Based on the review and discussions referred to above, the Audit Committee has recommended to Provident’s board of directors that the audited consolidated financial statements for the fiscal year ended December 31, 2005 be included in Provident’s Annual Report on Form 10-K for filing with the Securities and Exchange Commission. In addition, the Audit Committee approved the re-appointment of KPMG LLP as independent auditors for the year ending December 31, 2006, subject to the ratification of this appointment by the stockholders of Provident.

The Audit Committee of Provident Financial Services, Inc.

Frank L. Fekete (Chair)	Thomas W. Berry
John G. Collins	J. Martin Comey
John P. Mulkerin	Edward O’Donnell

Compensation of Directors and Executive Officers

Directors’ Compensation

Directors’ Fees

Provident pays to each non-employee director a fee of $1,250 per board meeting attended. The members of the Audit Committee receive $1,250 for each committee meeting they attend. The members of the Compensation Committee and the Governance/Nominating Committee and the non-employee members of the Executive Committee receive $1,000 for each committee meeting they attend. The Chair of the Audit Committee receives an annual retainer of $7,500 and receives $2,000 for each committee meeting attended. The Chairs of the Compensation Committee and the Governance/Nominating Committee receive $2,000 for each committee meeting they attend. The Lead Director receives an annual retainer of $10,000. An annual grant of 2,000 stock options will be made to each non-management director. An additional annual grant of 5,000 stock options will be made to each non-management director who joined the board of directors after June 30, 2004 (currently Messrs. Berry, Mulkerin and Shein). These annual stock option grants will be made under the Provident Financial Services, Inc. 2003 Stock Option Plan.

Each of the members of the board of directors of Provident serves on the board of directors of The Provident Bank. The Provident Bank board of directors has three standing committees: the Executive Committee, the Loan Committee and the Directors Trust Committee. The Provident Bank pays to each non-employee director an annual retainer of $25,000 and a fee of $1,250 per board meeting attended. Only one meeting fee is paid to a director when the boards of Provident and The Provident Bank meet on the same day. Non-employee director members (directors Collins, Comey, Jackson and Shein) and the rotating non-employee director member of the Loan Committee, and the non-employee director members of the Directors Trust Committee (directors Hernandez and McConnell) receive $1,000 for each committee meeting attended. The Chair of the Directors Trust Committee (Mr. Mulkerin) receives $1,500 for each committee meeting attended. Since meetings of the Executive Committees of the boards of directors of Provident and The Provident Bank will be held jointly, no additional meeting fee will be paid to the non-employee director members by The Provident Bank.

The Provident Bank also makes available to the directors an annual medical examination under an arrangement with a designated service provider. A non-employee director may also enroll in the health, dental and vision plans generally made available to The Provident Bank’s employees, so long as the non-employee director bears the entire cost of the coverage.

Retirement Plan for the Board of Directors of The Provident Bank

The Provident Bank maintains a Retirement Plan for the Board of Directors of The Provident Bank, a non-qualified plan that provides cash payments for up to ten years to eligible retired board members based on age and length of service requirements. The maximum payment under this plan to a board member, who terminates service on or after the age of 72 with at least ten years of service on the board, is forty quarterly payments of $1,250. The Bank may suspend payments under this plan if it does not meet Federal Deposit Insurance Corporation or New Jersey Department of Banking and Insurance minimum capital requirements. The Provident Bank may terminate this plan at any time although such termination may not reduce or eliminate any benefit previously accrued to a board member without his consent. The plan further provides that, in the event of a change in control (as defined in the plan), the undistributed balance of a director’s accrued benefit will be distributed to him or her within 60 days of the change in control. For the year ended December 31, 2005, The Provident Bank paid $7,000 to former board members under this plan. Effective January 1, 2005, a safe harbor amendment to this plan was adopted to satisfy the requirements of Internal Revenue Code Section 409A created by the American Jobs Creation Act. The plan was further amended in December 2005 to terminate benefits under this plan for any directors who will have less than ten years of service on the board of directors of The Provident Bank as of December 31, 2006.

Voluntary Fee Deferral Plans for Directors

Provident and The Provident Bank each maintain a Voluntary Fee Deferral Plan, each of which is a non-qualified plan that allows for the deferral of board fees by non-employee directors who elect to defer fees. Under both plans, non-employee directors may elect to defer the receipt of 25%, 50%, 75% or 100% of board fees to a future year as determined by that director, so long as the distribution of such fees does not begin beyond the year of the director’s normal retirement date. Deferred fees are credited to an account established for the benefit of each participant, which receives interest at the prevailing prime rate. A participating director may receive the deferred payments pursuant to the director’s election in a lump sum or over a three-year period, except in the event of a change in control, death or disability, under which circumstances a lump sum payment shall be made. In connection with The Provident Bank’s mutual-to-stock conversion effective January 15, 2003, The Provident Bank Board of Directors Voluntary Fee Deferral Plan was amended to allow participating directors a one-time election to invest their account balances in shares of Provident common stock. The amendment also provided that in the event of a change in control (as defined in the plan), the undistributed balance of a participant’s separate account will be distributed within 60 days of the change in control. As of December 31, 2005, the Provident Board of Directors Voluntary Fee Deferral Plan had a balance of $110,573 on behalf of three current directors, and The Provident Bank Board of Directors Voluntary Fee Deferral Plan had accounts totaling $1,002,455 on behalf of three current directors and one former director.

Effective January 1, 2005, the Provident Board of Directors Voluntary Fee Deferral Plan was amended in order to satisfy the requirements of new Internal Revenue Code Section 409A created by the American Jobs Creation Act. The Provident Bank’s Board of Directors Voluntary Fee Deferral Plan was frozen as of December 31, 2004 and a new non-qualified plan known as The Provident Bank 2005 Board of Directors Voluntary Fee Deferral Plan was established effective January 1, 2005. No additional contributions and/or deferrals will be made under the frozen plan. The accrued benefits under the frozen plan will continue to be governed by the terms of the frozen plan under the tax laws in effect prior to the enactment of Internal Revenue Code Section 409A. The Provident Bank 2005 Board of Directors Voluntary Fee Deferral Plan will be governed by Internal Revenue Code Section 409A. Under this new plan, non-employee directors may elect to defer the receipt of 25%, 50%, 75% or 100% of board fees to a future year as determined by that director, so long as the distribution of such fees does not begin beyond the year of the director’s normal retirement date. Deferred fees are credited to an account established for the benefit of each participant, which receives interest at the prevailing prime rate. A participating director may receive the deferred payments pursuant to the director’s election in a lump sum or over a three-year period, except in the event of a change in control, death or disability or upon a separation of service prior to attaining age 65, under which circumstances a lump sum payment shall be made. In the event of a change in control, the undistributed balance of a participant’s account will be distributed within 60 days of the change in control. Under no circumstances may a participating director accelerate the distribution of amounts in his account. As of December 31, 2005, The Provident Bank 2005 Board of Directors Voluntary Fee Deferral Plan had accounts totaling $111,007 on behalf of three current directors who participate in the plan.

In connection with the acquisition of First Sentinel Bancorp, Inc., Provident assumed the First Savings Bank Directors’ Deferred Fee Plan, which was frozen prior to the completion of the acquisition. This plan will be paid out in accordance with the provisions of its governing documents.

Stock Benefit Plans

Directors are eligible to participate in and receive awards of stock options and restricted stock under the Provident Financial Services, Inc. 2003 Stock Option Plan and the Provident Financial Services, Inc. 2003 Stock Award Plan. On July 17, 2003, each non-employee director serving on the board of directors at that time, other than Mr. Collins, was granted a non-qualified stock option to purchase 160,000 shares of Provident common stock. Mr. Collins was granted a non-qualified stock option to purchase 100,000 shares of Provident common stock on July 17, 2003. All of the non-qualified stock options granted to the non-employee directors on July 17, 2003 were granted at an exercise price of $18.57 per share, the fair market value of Provident common stock on the grant date. Mr. Collins was granted a non-qualified stock option to purchase 60,000 shares of Provident common stock on June 23, 2004 at an exercise price of $17.43 per share, the fair market value of Provident common stock on that date. On August 21, 2003, each non-employee director serving on the board of directors on that date, with the exception of Mr. Collins, was granted a restricted stock award of 75,000 shares of common stock. On July 1, 2004, each non-employee director serving on the board of directors on that date was granted a restricted stock award of 4,042 shares of common stock. All stock options and restricted stock awards vest in 20% increments over a five-year period. Stock options will vest and become immediately exercisable and restricted stock awards will vest upon the director’s death, disability or following a change in control of Provident. Messrs. Berry, Mulkerin and Shein were not members of Provident’s board of directors on the dates when the foregoing stock options and restricted stock awards were granted to the non-employee directors.

Executive Officers’ Compensation

Summary Compensation Table

The following table sets forth for the years ended December 31, 2005, 2004 and 2003, certain information as to the total remuneration paid to the Chief Executive Officer, as well as to the next four most highly compensated executive officers, who received total annual compensation in excess of $100,000. Each of the individuals listed in the table below are referred to in this Proxy Statement as a “named executive officer.”

						Long-Term Compensation
		Annual Compensation				Awards		All Other Compensation (5)
Name and Principal Position	Year	Salary		Bonus (1)	Other Annual Compensation (2)	Restricted Stock Awards $(3)	Securities Underlying Options/ SARs # (4)
Paul M. Pantozzi	2005	$655,000		$265,275	$31,990	$—	—	$95,033
Chairman and Chief Executive	2004	600,000		675,150	58,657	275,520	—	89,196
Officer	2003	600,000		—	58,356	5,075,000	1,120,000	49,118

Christopher Martin	2005	375,000		60,750	—	—	—	17,565
President	2004	154,423	(6)	97,273	—	—	—	5,737
	2003	—		—	—	—	—	—

Kevin J. Ward	2005	305,000		49,410	—	—	—	48,560
Vice Chairman and Chief	2004	290,000		135,285	—	172,200	—	50,613
Operating Officer	2003	290,000		—	—	1,522,500	330,000	28,220

Gregory French	2005	244,650		29,725	—	—	—	43,059
Senior Vice President,	2004	233,000		85,395	—	25,830	—	42,241
Market Development and Delivery	2003	233,000		10,485	—	304,500	250,000	23,594

Donald W. Blum	2005	230,000		27,945	—	—	—	40,910
Executive Vice President and	2004	191,500		61,175	—	25,830	—	39,217
Chief Lending Officer	2003	182,385		—	—	304,500	80,000	18,670

(1)	Bonus payments earned pursuant to the incentive plan for senior executives of The Provident Bank.
(2)	The Provident Bank provides certain of its executive officers with non-cash benefits and perquisites, such as the use of employer-owned automobiles, club membership dues and certain other personal benefits. Management believes that the aggregate value of these benefits for 2003, 2004 and 2005 did not, in the case of any named executive officer, exceed $50,000 or 10% of the aggregate salary and annual bonus reported for him in the Summary Compensation Table, except for Mr. Pantozzi, who had $58,356 in 2003, $58,657 in 2004 and $31,990 in 2005 of such benefits, including a stipend of $25,000 for 2003 and 2004; club membership dues of $12,000 in 2003, $14,464 in 2004 and $11,199 in 2005; automobile-related expenses of $14,101 in 2003, $11,468 in 2004 and $13,336 in 2005; paid medical examinations of $1,795 in 2003, $1,845 in 2004 and $1,925 in 2005; and other personal benefits of $5,460 in 2003, $5,880 in 2004 and $5,530 in 2005.
(3)	Restricted stock awards granted under the Provident Financial Services, Inc. 2003 Stock Award Plan were made on August 21, 2003 and July 1, 2004. The restricted stock awards vest in 20% increments over a five-year period. The restricted stock awards were valued using the closing price of Provident common stock on the grant date of $20.30 per share and $17.22 per share for the grants in 2003 and 2004, respectively. Restricted stock award recipients are entitled to vote the unvested restricted stock and to receive any dividends declared on the unvested restricted stock.
(4)	Stock options were granted under the Provident Financial Services, Inc. 2003 Stock Option Plan on July 17, 2003. Stock options vest and become exercisable in 20% increments over a five-year period. The stock options were granted at an exercise price of $18.57 per share, the fair market value of Provident common stock on the grant date.
(5)

Includes the following components: (i) employer payment of health insurance premiums of $6,443, $7,507, $9,157 and $7,655 in 2003, for Messrs. Pantozzi, Ward, French and Blum, respectively, $3,941, $6,239, $3,392, $8,650 and $8,479 in 2004 for Messrs. Pantozzi, Ward, Martin, French and Blum, respectively, and $3,168, $4,347, $9,925, $9,842 and $9,585 in 2005 for Messrs. Pantozzi, Ward, Martin, French and Blum respectively; (ii) employer payment of dental insurance premiums of $375, $439, $544 and $544 in 2003 for Messrs. Pantozzi, Ward, French and Blum, respectively, and $332, $450, $254, $659 and $659 in 2004 for Messrs. Pantozzi, Ward, Martin, French and Blum, respectively, and $330, $402, $610, $610 and $610 in 2005 for Messrs. Pantozzi, Ward, Martin, French and Blum respectively;

(iii) employer payment of life insurance premiums of $4,844, $2,559, $2,111 and $1,657 in 2003 for Messrs. Pantozzi, Ward, French and Blum, respectively, and $4,518, $2,184, $1,146, $1,756 and $1,380 in 2004 for Messrs. Pantozzi, Ward, Martin, French and Blum, respectively, and $4,518, $2,184, $2,750, $1,756 and $1,506 in 2005 for Messrs. Pantozzi, Ward, Martin, French and Blum, respectively; (iv) employer payment of long-term disability insurance premiums of $3,144, $1,518, $1,252 and $986 in 2003 for Messrs. Pantozzi, Ward, French and Blum, respectively, and $2,255, $1,090, $563, $876, and $688 in 2004 for Messrs. Pantozzi, Ward, Martin, French and Blum, respectively, and $1,950, $942, $1,186, $757 and $595 in 2005 for Messrs. Pantozzi, Ward, Martin, French and Blum, respectively; (v) employer contributions to The Provident Bank 401(k) Plan in 2003 of $16,312, $12,147, $10,530 and $7,828 for Messrs. Pantozzi, Ward, French and Blum, respectively, and employer contributions to The Provident Bank 401(k) Plan in 2004 of $5,535, each for Messrs. Pantozzi, Ward and French, and $382 and $5,351 for Messrs. Martin and Blum, respectively, and employer contributions to The Provident Bank 401(k) Plan in 2005 of $3,094 each for Messrs. Pantozzi, Ward, Martin, French and Blum; and (vi) employer contributions to the Supplemental Executive Savings Plan of $18,000 and $4,050 in 2003 for Messrs. Pantozzi and Ward, respectively, and employer contributions to the supplemental ESOP portion of the Supplemental Executive Savings Plan of $47,850 and $10,350 in 2004 for 2003 for Messrs. Pantozzi and Ward, respectively and employer contributions to the Non-Qualified Supplemental ESOP of $54,973 and $10,591 in 2005 for 2004 for Messrs. Pantozzi and Ward, respectively; and (vii) contributions to the Employee Stock Ownership Plan of $24,765 each for Messrs. Pantozzi, Ward and French and $0 and $22,660 for Messrs. Martin and Blum, respectively, made in 2004 for 2003 and contributions of $27,000 each for Messrs. Pantozzi, Ward and French and $0 and $25,520 for Messrs. Martin and Blum, respectively, made in 2005 for 2004.

(6)	Mr. Martin joined Provident on July 14, 2004 and his salary and bonus reflect a partial year. His annual base salary in 2004 was $365,000.

Compensation Committee Report on Executive Compensation

Pursuant to the rules and regulations of the Securities and Exchange Commission, this Compensation Committee Report and the stock performance graph that follows shall not be deemed incorporated by reference to any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Provident specifically incorporates this information by reference, and otherwise shall not be deemed “soliciting material” or to be “filed” with the Securities and Exchange Commission subject to Regulation 14A or 14C of the Securities and Exchange Commission or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended.

The following report was prepared by the Compensation Committee regarding its overall approach to executive compensation.

Compensation Philosophy

The objective of Provident’s executive compensation program is to enable Provident to attract, retain and motivate high-performing executive officers who are capable of maximizing Provident’s performance for the benefit of its stockholders, and to align the interests of such executive officers with the interests of the stockholders.

The Compensation Committee uses a total compensation approach in establishing executive compensation opportunities, consisting of base salary, annual incentives and long-term incentives. Provident has included stock options and stock awards as key elements in the total executive compensation package. This approach is designed to provide executive compensation with financial reward opportunities tied to Provident’s financial performance. In 2005, the Compensation Committee engaged an independent nationally-recognized compensation consulting firm to assist it in evaluating Provident’s executive compensation program. The consultant provided the Compensation Committee with relevant competitive compensation program information. The evaluation included a peer group of 18 banking institutions, which included thrift and banking institutions with assets of $3 to $13 billion having an asset mix similar to Provident. This peer group was used with the understanding that it may be modified from year to year based on mergers and acquisitions within the industry or other relevant factors.

The Chief Executive Officer’s recommendations relating to other members of executive management, as well as the results of the competitive compensation analyses, are considered by the Compensation Committee in making executive compensation program recommendations to the board of directors.

Base Salaries

Executive officer base salary levels are evaluated on an annual basis. In general, executive officer salary ranges are developed considering the competitive median base salary information furnished to the Compensation Committee by the consultant. Each executive officer’s base salary level is set within these ranges considering the executive officer’s performance and contribution, experience in the industry and other relevant factors including increased competitive base salary levels.

Annual Incentives

Annual incentive opportunities are provided to Provident’s executive officers in order to link the attainment of annual corporate financial performance objectives with executive compensation. Under the annual incentive plan, at the beginning of each year, the Compensation Committee assigns corporate targets and a range of annual incentive award opportunities to each executive officer. The award opportunities are linked to a specific target and range of performance results for one or more corporate financial performance measures, which may include earnings per share, efficiency ratio, return on average assets and other company or specific measures relating to an operating unit. Payments based on Provident’s financial performance are made if the financial performance meets or exceeds 95% of the corporate target (“threshold”). The incentive payment is a percentage of base salary, which percentage will increase based on the extent to which Provident’s financial performance exceeds the threshold. Payouts under the plan are based on actual performance against the measures selected.

After review of Provident’s actual financial performance to target, the aggregate pool approved for distribution to Provident’s executive officers, including the award to the Chief Executive Officer, was $482,920. Individual awards from this pool were determined using a pre-existing matrix that assigned weightings to the criteria of earnings per share (weighted 50%), efficiency ratio (weighted 25%) and return on average assets (weighted 25%). Awards were based on a percentage of base salary and were paid out for performance at threshold for earnings per share and at 98% of target for return on average assets.

Long-Term Incentives (Stock Option and Stock Award Program)

Provident maintains the Provident Financial Services, Inc. 2003 Stock Award Plan and the Provident Financial Services, Inc. 2003 Stock Option Plan. Under these plans, individuals may receive awards of Provident common stock and grants of options to purchase Provident common stock. The Compensation Committee believes that stock ownership provides a significant incentive in building stockholder value by further aligning the interests of officers and employees with stockholders. The value of this component of compensation increases as Provident’s common stock appreciates in value.

In 2003, Provident made initial stock option and restricted stock award grants to executive officers and a broader employee group. The factors considered in determining eligibility and the number of shares to be granted were based on an individual’s position and responsibilities, length of service and performance. In 2004, the Compensation Committee granted restricted stock awards to executive officers and a broader employee group based upon their contribution to the successful completion of the merger with First Sentinel Bancorp, Inc. In 2005, Provident granted stock options to employees who were identified as having exceeded expectations and goals, or who deserved special recognition in the form of a stock option grant. A total of 47,000 stock options were granted in 2005. In 2005, Provident did not make any restricted stock awards under the 2003 Stock Award Plan.

Chief Executive Officer

In assessing the compensation for the Chief Executive Officer, the Committee evaluates corporate and individual performance. For 2005, corporate factors included earnings per share, efficiency ratio and return on average assets. Individual factors included the successful level of Provident’s operations and the successful execution of the business plan. Based on the results of the executive compensation review of peer group data, corporate financial performance and individual performance, the Compensation Committee determined that the Chief Executive Officer receive no increase to his base salary. For the year ended December 31, 2005, Mr. Pantozzi earned an annual incentive award of $265,275 under the annual incentive plan.

Tax Deductibility of Executive Compensation

Under Section 162(m) of the Internal Revenue Code, companies are subject to limits on the deductibility of executive compensation. Deductible compensation is limited to $1 million per year for each executive officer listed in the summary compensation table. Compensation that is “performance-based” under the Internal Revenue Code’s definition is exempt from this limit. Stock option grants are intended to qualify as performance-based compensation.

The Compensation Committee does not have a formal policy with respect to the payment of compensation in excess of this deduction limit. The Compensation Committee’s practice is to structure compensation programs offered to the named executive officers with a view to maximizing the tax deductibility of amounts paid. However, in structuring compensation programs and making compensation decisions, the Committee considers a variety of factors, including the Company’s tax position, the materiality of the payment and tax deductions involved and the need for flexibility to address unforeseen circumstances. After considering these factors, the Committee may decide to authorize payments, all or part of which would be nondeductible for federal tax purposes.

In 2005, compensation paid to Mr. Pantozzi exceeded the deduction limit. The Compensation Committee does not believe the results of operations of Provident will be materially affected by the provisions of Section 162(m).

The Compensation Committee of Provident Financial Services, Inc.

Jeffries Shein (Chair)

J. Martin Comey

Frank L. Fekete

Edward O’Donnell

Thomas E. Sheenan

Compensation Committee Interlocks and Insider Participation

Messrs. Comey, Fekete, Sheenan and Shein served as members of the Provident Compensation Committee in 2005. None of these directors had any transactions or relationships with Provident in 2005 requiring specific disclosures under Securities and Exchange Commission rules.

Stock Performance Graph

Set forth below is a stock performance graph comparing (a) the cumulative total return on Provident common stock for the period beginning January 16, 2003, the first date that Provident common stock traded, as reported by the New York Stock Exchange (at a closing price of $15.50 per share on such date), through December 31, 2005, (b) the cumulative total return on stocks included in the Russell 2000 Index over such period, and (c) the cumulative total return of the SNL Thrift Index over such period. The SNL Thrift Index produced by SNL Financial LC, contains all thrift institutions traded on the New York, American and NASDAQ stock exchanges. The initial offering price of Provident common stock in the mutual-to-stock conversion of The Provident Bank was $10.00 per share. Cumulative return assumes the reinvestment of dividends and is expressed in dollars based on an assumed investment of $100.

	Period Ending
Index	01/16/03	12/31/04	03/31/05	06/30/05	09/30/05	12/31/05
Provident Financial Services, Inc.	100.00	127.53	113.03	116.67	117.39	124.08
Russell 2000	100.00	168.97	159.95	166.86	174.69	176.67
SNL Thrift Index	100.00	152.99	145.52	152.37	148.52	158.38

Employment Agreements

Provident entered into employment agreements with Messrs. Pantozzi and Ward, which became effective on January 15, 2003, upon completion of the mutual-to-stock conversion of The Provident Bank, and entered into an employment agreement with Mr. Martin, which became effective on July 14, 2004, upon the completion of the merger with First Sentinel Bancorp, Inc. Each of these agreements has a term of thirty-six months. The agreements renew for an additional year on each anniversary date, so that the remaining term is thirty-six months. However, if timely written notice of nonrenewal is provided to the executive, the employment under the agreement ceases at the end of thirty-six months following such anniversary date. On an annual basis, the board of directors of Provident conducts a performance review of the executive for purposes of determining whether to provide a notice of nonrenewal. The anniversary date of each of the employment agreements is January 15. Under the agreements, the base salaries for Messrs. Pantozzi, Martin and Ward are $655,000, $375,000 and $305,000, respectively. In addition to the base salary, each agreement provides for, among other things, participation in bonus programs, and other employee retirement benefit and fringe benefit plans applicable to executive employees. In addition, the agreements provide for reasonable vacation and sick leave, reimbursement of certain club membership fees incurred by each executive and the use of a company-owned automobile. The agreements provide for termination by Provident for cause at any time, in which event the executive would have no right to receive compensation or other benefits for any period after termination. In the event the executive’s employment is terminated for reasons other than for cause, for retirement or for disability or following a change in control, the executive would be entitled to a lump sum payment equivalent to the greater of: the payments due for the remaining term of the employment agreement, or three times the sum of (i) the highest annual rate of base salary and (ii) the greater of (x) the average cash bonus paid over the last three years or (y) the cash bonus paid in the last year, as well as the continuation of life, medical, dental and disability insurance coverage for three years. The executive may resign from employment and receive the benefits described above as a result of: (i) a material change in the nature or scope of the executive’s function, duties or responsibilities; (ii) a material reduction in benefits and perquisites, including base salary, from those being provided as of the effective date of the employment agreement; (iii) a relocation where the executive is required to perform services at a location more than 25 miles from The Provident Bank’s principal executive offices; (iv) a failure to elect or reelect or to appoint or reappoint the executive to certain position(s) at Provident or The Provident Bank, or, in the case of Mr. Pantozzi, to nominate or elect the executive to the board of directors of Provident or The Provident Bank; (v) a liquidation or dissolution of Provident or The Provident Bank; or (vi) a material breach of the employment agreement by Provident or The Provident Bank. Each employment agreement generally provides that following a change in control (as defined in the agreement), the executive will receive the severance payments and insurance benefits described above if he resigns during the one-year period following the change in control or if he is terminated during the remaining term of the employment agreement following the change in control. Messrs. Pantozzi, Martin and Ward would receive an aggregate cash payment of approximately $2,905,450, $1,307,250 and $1,099,700, respectively, pursuant to their employment agreements upon a change in control of Provident, based upon current levels of compensation plus life, medical, dental and disability insurance coverage for three years.

Under each employment agreement, if an executive becomes disabled or incapacitated to the extent that the executive is unable to perform his duties, he will be entitled to 75% of his base salary and all comparable insurance benefits until the earlier of: (i) return to full-time employment; (ii) employment by another employer; (iii) age 65; or (iv) death. Upon retirement at age 65 or in accordance with any retirement policy established with his consent, the executive is entitled to benefits under such retirement policy and other plans to which he is a party, but shall not be entitled to any benefit payments specifically as a result of the employment agreement.

Change in Control Agreements

Provident has entered into change in control agreements with six other officers: Messrs. Blum, French, Kuntz and Lyons and Ms. Niro and Ms. Hynes (First Vice President-Benefits Administration, The Provident Bank), which provide certain benefits in the event of a change in control of Provident or The Provident Bank. Each of the change in control agreements provides for a term of 24 months and each has an anniversary date of January 15. On each anniversary date of the change in control agreement, the term of the change in control agreement extends for an additional 12 months unless the board of directors of Provident provides notice of nonrenewal. In the event notice of nonrenewal is provided to the executive, the change in control agreement terminates 24 months following the applicable anniversary date. On an annual basis the board of directors of Provident conducts a performance review of the executive for purposes of determining whether to provide a notice of nonrenewal. Ms. Hynes’ change in control agreement will terminate effective January 15, 2008. For purposes of the change in control agreements, a “change in control” is defined generally to mean: (i) approval by stockholders of a plan of reorganization, merger or consolidation of Provident or The Provident Bank where

Provident or The Provident Bank is not the surviving entity; (ii) changes to the board of directors of Provident or The Provident Bank whereby individuals who constitute the current board of directors cease to constitute a majority of the board of directors, subject to certain exceptions; (iii) the acquisition of all or substantially all of the assets of Provident or the beneficial ownership of 20% or more of the voting securities of Provident; or (iv) a complete liquidation or dissolution of Provident or The Provident Bank or approval by the stockholders of Provident of a plan for such dissolution or liquidation. Although the change in control agreements may have the effect of making a takeover more expensive to an acquirer, Provident believes that the benefits of enhancing Provident’s ability to attract and retain qualified management persons by offering the change in control agreements outweigh any disadvantage of such agreements.

Following a change in control of Provident or The Provident Bank, an officer is entitled to a payment under the change in control agreement if the officer’s employment is terminated during the term of such agreement by Provident or The Provident Bank, other than for cause, disability or retirement, as defined, or if the officer terminates employment during the term of such agreement for good reason. Good reason is generally defined to include the assignment of duties materially inconsistent with the officer’s positions, duties or responsibilities as in effect prior to the change in control, a reduction in his or her annual compensation or benefits, a relocation of his or her principal place of employment by more than 25 miles from its location immediately prior to the change in control, or a failure of Provident to obtain an assumption of the agreement by its successor. In the event that an officer who is a party to a change in control agreement is entitled to receive severance payments pursuant to the agreement, he or she will receive a cash payment equal to two times the highest level of aggregate annualized base salary and other cash compensation paid to the officer during the calendar year in which he or she was terminated or either of the immediately preceding two calendar years. In addition to the severance payment, each covered officer is generally entitled to receive life, health, dental and disability coverage for the remaining term of the agreement. Notwithstanding any provision to the contrary in the change in control agreement, payments under the change in control agreements are reduced to the extent necessary to prevent an excess parachute payment under Section 280G of the Internal Revenue Code.

Benefit Plans

Pension Plan

The Provident Bank maintains The Provident Bank Pension Plan, a tax-qualified plan generally covering employees age 21 or older who have worked at The Provident Bank for at least one year in which they have accrued 1,000 or more hours of service. The Provident Bank froze the Pension Plan as of April 1, 2003. As of April 1, 2003, employees are not entitled to accrue additional benefits. In addition, employees hired after the freeze date are not eligible to enter the plan. Pension Plan participants generally become entitled to retirement benefits upon the later of attainment of age 65 or the fifth anniversary of participation in the plan, which is referred to as the normal retirement date. The normal retirement benefit is equal to 1.35% of the participant’s average final compensation up to the average social security level plus 2% of the participant’s average final compensation in excess of the average social security level multiplied by the participant’s years of credited service to a maximum of 30 years.

Participants who have completed at least five years of vested service generally become 100% vested in their accrued retirement benefits. Vested retirement benefits generally will be paid beginning on the participant’s normal retirement date. Participants with accrued benefits in the Pension Plan prior to April 1, 2003 will continue to vest in their pre-April 1, 2003 accrued benefit after April 1, 2003.

A participant may elect to retire prior to age 65 and receive early retirement benefits if retirement occurs after completion of at least five consecutive years of vested service and attainment of age 55. If such an early retirement election is made, retirement benefits will begin on the first day of any month during the ten-year period preceding his or her normal retirement date, as directed by the retiring participant. If a participant elects to retire prior to attaining age 65 and after completing five years of credited service, his or her accrued pension benefit will be reduced 3% per year for the first five years prior to age 65 and 5% per year thereafter to age 55.

However, if a participant elects to retire early after both attaining age 60 and completing 25 years of credited service, his or her accrued pension benefit will be unreduced. Any participant who terminated employment prior to January 1, 2002, will receive an early pension benefit equal to the actuarial equivalent of the annual amount of the normal pension that would otherwise have been payable to the participant had he or she not elected to receive an early pension. If the termination of service occurs after the normal retirement date, the participant’s benefits will begin on the participant’s postponed retirement date.

The standard form of benefit payment for a married participant is a 50% joint and survivor benefit that is reduced actuarially and the standard form of benefit payment for a non-married participant is a straight life benefit. A non-married participant or a participant who has complied with the spousal consent requirements may elect to receive payment of benefits in the following optional forms: (a) straight life benefit; (b) 100% joint and survivor benefit; (c) 50% joint and survivor benefit; or (d) period certain and life benefit.

In the event a participant who is married for at least one year and is vested in the Pension Plan dies prior to his or her termination of service and after age 55, his or her spouse will be entitled to one-half of the amount payable to the participant had the participant elected to retire the day before his or her death with the 50% joint and survivor benefit. If the participant dies prior to age 55, the retirement benefits payable to the participant’s spouse will commence at the time the participant would have reached age 55.

In the event a non-married participant dies before his or her termination of service after both attaining age 55 and completing 20 years of service, a monthly pension shall be paid to his or her beneficiary. The non-married participant’s beneficiary will be entitled to a monthly pension benefit equal to one-half of the amount payable to the participant as if the participant had retired on the first day of the month following his or her death, had been married, and the spouse had been born on the same day as the participant. Payments made to beneficiaries of non-married participants cease upon the earlier of the beneficiary’s death or the receipt of the 120th monthly payment.

If the total value of a pension payable directly to a participant or to any other beneficiary under the Pension Plan does not exceed $5,000, as determined by the Pension Plan’s actuary, payment of such value shall automatically be made in a single lump sum in lieu of such pension.

The following table indicates the annual retirement benefit that would have been payable under the Pension Plan and the Supplemental Executive Retirement Plan upon retirement at or after a participant’s normal retirement date in calendar year 2005, considering the average annual earnings and credited service classifications specified below.

Average Final Earnings (1)	15 years	20 years	25 years	30 years	35 years (2)
$ 125,000	$32,770	$43,694	$54,618	$65,541	$65,541
150,000	40,270	53,694	67,118	80,541	80,541
175,000	47,770	63,694	79,618	95,541	95,541
200,000	55,270	73,694	92,118	110,541	110,541
225,000	62,770	83,694	104,618	125,541	125,541
250,000	70,270	93,694	117,118	140,541	140,541
300,000	85,270	113,694	142,118	170,541	170,541
400,000	115,270	153,694	192,118	230,541	230,541
450,000	130,270	173,694	217,118	260,541	260,541
500,000	145,270	193,694	242,118	290,541	290,541
600,000	175,270	233,694	292,118	350,541	350,541
650,000	190,270	253,694	317,118	380,541	380,541
700,000	205,270	273,694	342,118	410,541	410,541
750,000	220,270	293,694	367,118	440,541	440,541
800,000	235,270	313,694	392,118	470,541	470,541

(footnotes on following page)

(1)	Compensation earned after April 1, 2003 will not be considered in the average final earnings.
(2)	The Pension Plan and the Supplemental Executive Retirement Plan do not count service in excess of 30 years in the benefit formula.

Average final earnings is the average base salary, as reported in the “Salary” column of the Summary Compensation Table, for the highest five consecutive years during the final ten years of employment. Tax laws impose a limit of $200,000 on average final earnings that may be counted in computing benefits under the Pension Plan and on the annual benefits ($170,000 for employees who retired in 2005 and $175,000 for employees who retire after December 31, 2005). The Pension Plan may also pay benefits accrued as of January 1, 1994 based on tax law limits then in effect. For Messrs. Pantozzi and Ward, benefits based on average final earnings in excess of this limit are payable under the Supplemental Executive Retirement Plan.

The benefits shown in the preceding table are annual benefits payable in the form of a single life annuity and are not subject to any deduction for Social Security benefits or other offset amounts. As of December 31, 2005, Mr. Pantozzi had 42 years of service; Mr. Ward had 33 years of service; and Messrs. Blum and French each had 4 years of service. Mr. Martin is not eligible to receive benefits under the Pension Plan.

Supplemental Executive Retirement Plan

In January 1990, The Provident Bank established the Supplemental Executive Retirement Plan, a non-qualified retirement plan (“SERP”). Participation in the SERP is limited to executive management or highly compensated employees as designated by the board of directors and currently consists of Messrs. Pantozzi and Ward. The SERP pays to each participant an amount equal to the amount which would have been payable under the terms of the Pension Plan but for the limitations under Sections 401(a)(17) and 415 of the Internal Revenue Code, less the amount payable under the terms of the Pension Plan. The Provident Bank froze the SERP as of April 1, 2003, and as of that date employees are not entitled to accrue additional benefits. In addition, employees hired after April 1, 2003 are not eligible to participate in this plan. Accrued benefits under this plan will continue to be governed by the terms of the plan as frozen under the tax laws in effect prior to the enactment of new Internal Revenue Code Section 409A created by the American Jobs Creation Act. Amounts due from this plan will be paid on a monthly basis beginning within 90 days following termination of employment, but in no event before age 60, in the form of a qualified joint and 100% survivor annuity for married participants and a single life annuity for non-married participants. The plan has been amended to provide that in the event of a change in control (as defined in the plan), the undistributed balance of an employee’s accrued benefit will be paid to him within 60 days of the change in control. For the year ended December 31, 2005, the net periodic pension cost was $153,000 in the aggregate to the SERP on behalf of Messrs. Pantozzi and Ward and two retired employees.

The Provident Bank 401(k) Plan

The Provident Bank maintains The Provident Bank 401(k) Plan, a tax-qualified defined contribution plan generally covering employees who are at least 18 years old and have worked at the Bank for one year in which they have 1,000 or more hours of service. Effective January 1, 2006, employees are eligible to enroll in the 401(k) plan without a service requirement if they are at least 21 years old. Participants are able to contribute up to the maximum compensation amount permitted by IRS regulations each year to this plan on a pre-tax basis. For this purpose, compensation includes wages, salaries, and commissions of dedicated salespeople and overtime. Participants are immediately vested in their personal contributions. For the calendar year ended December 31, 2005, the Bank’s matching contribution paid to a participant was 25% of the first 6% contributed by the participant. The Bank may, from time to time, amend this plan to provide for a different matching contribution. As of the plan year beginning December 31, 2002, participants became vested in employer-matching contributions as follows: 33% after the completion of one year of service; 66% after the completion of two years of service and 100% after the completion of three years of service. Effective January 1, 2006, all matching contributions to participant accounts are fully vested at all times.

The Provident Bank 401(k) Plan permits participants to direct the investment of their accounts into various investment options set forth under the plan. The plan offers participants the opportunity to invest in an “Employer Stock Fund” which allows for purchases of Provident’s common stock, initially in the stock conversion and thereafter in the open market. Each participant who directs the plan trustee to invest all or part of his or her account in the Employer Stock Fund will have assets in his or her account applied to the purchase of shares of Provident’s common stock.

Upon termination of employment due to retirement at age 65 or older, a participant is eligible to receive the vested value of his or her account either in a single cash payment or in approximately equal annual installments, for a period not to exceed the participant’s estimated life expectancy. For a participant who terminates employment for reasons other than retirement at age 65 or older, the form of distribution of his or her vested account generally will be in the form of a single sum payment. In the event of the participant’s death, the value of the plan account will be paid to the participant’s beneficiary in a single cash payment.

Supplemental Executive Savings Plan

The Provident Bank established the Supplemental Executive Savings Plan, a non-qualified plan that provides additional benefits to certain participants whose benefits under The Provident Bank 401(k) Plan and Employee Stock Ownership Plan (“ESOP”) are limited by tax law limitations applicable to tax qualified plans. Participation in the Supplemental Executive Savings Plan is limited to executive management or highly compensated employees as designated by the board of directors, currently Messrs. Pantozzi and Ward. This plan was frozen effective December 31, 2003 with respect to all future contributions and remains open only to hold assets for distribution to plan participants. Accrued benefits under this plan will continue to be governed by the terms of the plan as frozen under the tax laws in effect prior to the enactment of new Internal Revenue Code Section 409A.

Non-Qualified Supplemental Employee Stock Ownership Plan

Effective January 1, 2004, The Provident Bank established a new deferred compensation plan for executive management and key employees of the Bank, known as The Provident Bank Non-Qualified Supplemental Employee Stock Ownership Plan (the “Supplemental ESOP”). The Supplemental ESOP was adopted in order to satisfy the requirements of new Internal Revenue Code Section 409A created by the American Jobs Creation Act.

The Supplemental ESOP is a non-qualified plan that provides additional benefits to certain participants whose benefits under the ESOP are limited by tax law limitations applicable to tax-qualified plans. Participation in the Supplemental ESOP is limited to a select group of executive management or highly compensated employees as designated by the board of directors, currently Messrs. Pantozzi and Ward. The Supplemental ESOP requires a contribution by the Bank for each participant who also participates in the ESOP equal to the amount, which would have been contributed under the terms of the ESOP, but for the tax law limitations, less the amount actually contributed under the ESOP. This benefit is payable in cash in a lump sum upon the death of a participant, a participant’s separation from service or disability (as those terms are defined in the Supplemental ESOP), or a change in control (as that term is defined in the Supplemental ESOP) of Provident or The Provident Bank.

Voluntary Bonus Deferral Plan

The Provident Bank maintains the Voluntary Bonus Deferral Plan, which is a non-qualified plan that provides for the deferral of some or all of any bonus payments awarded under our management incentive bonus program. An eligible employee may defer either one-half or all of a bonus award for a period of 5 years or 10 years, or until the attainment of age 60 or 65, but in no event may any amount be deferred beyond the year in which such employee attains age 65. Deferred bonus awards are invested by The Provident Bank board, in its sole discretion, in a portfolio of assets consisting of any combination of obligations of the United States with maturities not exceeding five years in duration. An eligible employee will receive a lump sum payment upon a change in control, as defined in this plan, and is eligible to apply for a hardship distribution of some or all of his or her separate accounts. This Plan was frozen effective January 1, 2005 as to bonuses earned for calendar year 2005 and later. As of December 31, 2005, The Provident Bank had accounts totaling $157,413 on behalf of six participants in this plan. No named executive officer participates in this plan.

Employee Stock Ownership Plan

The Provident Bank implemented the ESOP in connection with the mutual-to-stock conversion. The ESOP is a tax-qualified plan generally covering employees who are at least 21 years old, who have at least one year of employment with The Provident Bank or a designated affiliated corporation and who have completed at least 1,000 hours of service. As part of the mutual-to-stock conversion and stock offering, the ESOP borrowed funds from Provident and used those funds to purchase a number of shares equal to up to 8% of the common stock sold in the stock offering. Collateral for the ESOP loan is the common stock purchased by the ESOP. The ESOP loan will be repaid principally from a participating employer’s discretionary contributions to the ESOP over a period of up to 30 years. The loan documents provide that the ESOP loan may be repaid over a shorter period without penalty. Effective December 31, 2003, and for the remaining loan term, the interest rate shall be a fixed rate equal to the Prime Rate published in The Wall Street Journal on such date. Shares purchased by the ESOP will be held in a suspense account for allocation among participants as the ESOP loan is repaid.

Contributions to the ESOP and shares released from the suspense account in an amount proportional to the scheduled repayment of the ESOP loan will be allocated among ESOP participants on the basis of compensation in the year of allocation. Shares released from the suspense account resulting from additional payments on the ESOP loan through allocated dividends paid to ESOP participants are allocated based on participant account balances. Benefits under the ESOP will not vest at all in the first five years of credited service but will vest entirely upon completion of five years of credited service. In general, the ESOP will credit participants with up to five years of service for employment prior to the adoption of the plan. A participant’s interest in his account under the ESOP will also fully vest in the event of a termination of service due to a participant’s early or normal retirement, death, disability, or upon a change in control (as defined in the plan). Vested benefits will be payable in the form of common stock and/or cash. Contributions to the ESOP are discretionary, subject to the loan terms and tax law limits. Therefore, benefits payable under the ESOP cannot be estimated. Under generally accepted accounting principles, a participating employer will be required to record compensation expense each year in an amount equal to the fair market value of the shares released from the suspense account. In the event of a change in control, the ESOP will terminate and participants will become fully vested in their account balances.

Stock Benefit Plans

The board of directors of Provident adopted the Provident Financial Services, Inc. 2003 Stock Option Plan for non-employee directors and employees, and the Provident Financial Services, Inc. 2003 Stock Award Plan for non-employee directors and employees. Provident’s stockholders approved both plans at the 2003 Annual Meeting. No stock options were granted to, and no stock options were exercised by, the named executive officers during the fiscal year ended December 31, 2005.

Set forth below is certain information concerning stock options outstanding to the named executive officers at December 31, 2005.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND

OPTION VALUES AT DECEMBER 31, 2005

Name	Shares Acquired Upon Exercise	Value Realized	Number of Options at Year-End	Value of In-The-Money Options at Year-End(1)
			Exercisable/Unexercisable (#)	Exercisable/Unexercisable ($)
Paul M. Pantozzi	—	—	448,000/672,000	0/0
Christopher Martin	—	—	0/0	0/0
Kevin J. Ward	—	—	132,000/198,000	0/0
Donald W. Blum	—	—	32,000/48,000	0/0
Gregory French	—	—	100,000/150,000	0/0

(1)	Values are based on the fair market value of Provident’s common stock on December 31, 2005 of $18.51 per share (the closing price on December 30, 2005), minus the grant price of $18.57 per share. At year-end December 31, 2005, none of the stock options granted to the named executive officers were in-the-money options.

Equity Compensation Plans

Set forth below is information as of December 31, 2005 regarding equity compensation plans categorized by those plans that have been approved by stockholders and those plans that have not been approved by stockholders.

Plan	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights (1)	Weighted Average Exercise Price (2)	Number of Securities Remaining Available For Issuance Under Plan
Equity compensation plans approved by stockholders	5,723,775	$18.55	2,617,402	(3)
Equity compensation plans not approved by stockholders	—	—	—
Total	5,723,775	$18.55	2,617,402

(1)	Consists of outstanding stock options to purchase 4,464,230 shares of common stock granted under the Provident Financial Services, Inc. 2003 Stock Option Plan and 1,259,545 shares of common stock awarded under the Provident Financial Services, Inc. 2003 Stock Award Plan.
(2)	The weighted average exercise price reflects the exercise price of $18.57 per share for stock options granted in 2003, an exercise price of $17.43 for 60,000 stock options and $19.22 for 40,000 stock options granted in 2004 and an exercise price of $18.03 for 47,000 stock options granted in 2005 under the Provident Financial Services, Inc. 2003 Stock Option Plan. The calculation does not take into effect the grant of shares of restricted stock.
(3)	Consists of stock options to purchase 1,492,215 shares that remained available to grant under the Provident Financial Services, Inc. 2003 Stock Option Plan and 1,125,187 shares that remained available to award under the Provident Financial Services, Inc. 2003 Stock Award Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

Provident’s common stock is registered with the Securities and Exchange Commission pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended. The executive officers and directors of Provident and The Provident Bank, and beneficial owners of greater than 10% of Provident’s common stock are required to file reports on Forms 3, 4 and 5 with the Securities and Exchange Commission disclosing beneficial ownership and changes in beneficial ownership of Provident’s common stock. The Securities and Exchange Commission rules require disclosure in Provident’s Proxy Statement or Annual Report on Form 10-K of the failure of an executive officer, director or 10% beneficial owner of Provident’s common stock to file a Form 3, 4, or 5 on a timely basis. Based on Provident’s review of ownership reports and confirmations by executive officers and directors only, no executive officer or director failed to file ownership reports on a timely basis for the year ended December 31, 2005. Provident is not aware of any 10% beneficial owners of its common stock.

Transactions With Certain Related Persons

Federal laws and regulations generally require that all loans or extensions of credit to executive officers and directors must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public and must not involve more than the normal risk of repayment or present other unfavorable features. However, regulations also permit executive officers and directors to receive the same terms through benefit or compensation plans that are widely available to other employees, as long as the director or executive officer is not given preferential treatment compared to the other participating employees. Pursuant to such a program, loans have been extended to executive officers, which loans are on substantially the same terms as those prevailing at the time for comparable transactions with the general public, except as to the interest rate charged, which rate is the same as available to all employees. These loans do not involve more than the normal risk of repayment or present other unfavorable features. As of December 31, 2005, The Provident Bank had loans and loan commitments totaling $297,300 to its executive officers. The Provident Bank does not make loans to members of the board of directors or to their immediate family members and their related interests.

Section 402 of the Sarbanes-Oxley Act of 2002 generally prohibits an issuer from: (1) extending or maintaining credit; (2) arranging for the extension of credit; or (3) renewing an extension of credit in the form of a personal loan for an officer or director. There are several exceptions to this general prohibition, one of which is applicable to Provident. The provisions of the Sarbanes-Oxley Act of 2002 that prohibit loans do not apply to loans made by a depository institution, such as The Provident Bank, that is insured by the Federal Deposit Insurance Corporation and is subject to the insider lending restrictions of the Federal Reserve Act. All loans to Provident’s and The Provident Bank’s officers are made in conformity with the Federal Reserve Act and Regulation O.

The Provident Bank retains the law firm of Reed Smith LLP, a national law firm, to perform legal services from time to time. In 2005, The Provident Bank paid Reed Smith LLP $2,555 for services rendered directly to the Bank. In addition, borrowers of the Bank paid $113,000 to Reed Smith LLP in connection with loan closings in 2005, where Reed Smith LLP served as the Bank’s closing counsel. Director Connor is a partner of Reed Smith LLP.

The Provident Bank leases space for a branch banking office from Fords Circle Associates LLC. Mr. Shein owns a 7.5% percent equity interest in Fords Circle Associates LLC. In 2005, The Provident Bank paid rent and related charges of approximately $35,000 for this branch banking office.

In the opinion of management, each of the foregoing transactions was on terms no more or less favorable than those prevailing for comparable transactions with unaffiliated parties.

PROPOSAL II—RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

Provident’s independent auditors for the year ended December 31, 2005 were KPMG LLP. The Audit Committee has re-appointed KPMG LLP to continue as independent auditors of Provident and The Provident Bank for the year ending December 31, 2006, subject to the ratification by Provident’s stockholders at the

Annual Meeting. Representatives of KPMG are expected to attend the Annual Meeting. They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Stockholder ratification of the appointment of KPMG LLP is not required by Provident’s Bylaws or otherwise. However, the board of directors is submitting the appointment of the independent auditors to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment of KPMG LLP, the Audit Committee will reconsider whether it should select other independent auditors. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change is in the best interests of Provident and its stockholders.

Audit Fees. The aggregate fees billed to Provident for professional services rendered by KPMG LLP for the audit of the Provident’s annual financial statements, review of the financial statements included in the Provident’s Quarterly Reports on Form 10-Q and services that are normally provided by KPMG LLP in connection with statutory and regulatory filings and engagements was $562,500 and $951,000 during the fiscal years ended December 31, 2005 and 2004, respectively. The audit fees billed for the fiscal years ended December 31, 2005 and 2004 included approximately $212,000 and $520,000, respectively for audit services related to the assessment of internal control over financial reporting mandated by Section 404 of The Sarbanes-Oxley Act.

Audit Related Fees. The aggregate fees billed to Provident for assurance and related services rendered by KPMG LLP that are reasonably related to the performance of the audit of and review of the financial statements and that are not already reported in “Audit Fees,” above, was $101,000 and $48,000 during the fiscal years ended December 31, 2005 and 2004, respectively. These services included audits of Provident’s employee benefit plans, which in 2005 included audits of employee benefit plans formerly maintained by First Sentinel Bancorp, Inc.

Tax Fees. The aggregate fees billed to Provident for professional services rendered by KPMG LLP for tax compliance, tax advice and tax planning was $137,000 and $96,000 during the fiscal years ended December 31, 2005 and 2004, respectively. The Audit Committee has adopted a policy that commencing with the preparation and filing of Provident’s 2005 corporate tax returns, tax compliance and other tax-related services will not be performed by the independent auditor.

All Other Fees. The aggregate fees billed to Provident for other permissible services rendered by KPMG LLP was $3,000 and $0 during the fiscal years ended December 31, 2005 and 2004, respectively.

The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the independence of KPMG LLP. The Audit Committee concluded that performing such services does not affect the independence of KPMG LLP in performing its function as independent auditor of Provident.

The Audit Committee has delegated to the Chair of the Audit Committee the authority to pre-approve audit and audit-related services up to a maximum amount of $15,000 between meetings of the Audit Committee, provided the Chair reports any such approvals to the full Audit Committee at its next meeting. The full Audit Committee pre-approves all other services to be performed by the independent auditor and the related fees.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF KPMG LLP AS INDEPENDENT AUDITORS.

STOCKHOLDER PROPOSALS

To be eligible for inclusion in the proxy materials for next year’s annual meeting of stockholders, any stockholder proposal to take action at such meeting must be received at Provident’s executive office, 830 Bergen Avenue, Jersey City, New Jersey 07306, no later than November 23, 2006. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended.

ADVANCE NOTICE OF BUSINESS TO BE CONDUCTED

AT AN ANNUAL MEETING

The Bylaws of Provident provide an advance notice procedure for certain business, or nominations to the board of directors, to be brought before an annual meeting of stockholders. In order for a stockholder to properly bring business before an annual meeting, the stockholder must give written notice to the Corporate Secretary of Provident not less than 90 days prior to the date of Provident’s proxy materials for the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not later than the close of business on the tenth day following the day on which public announcement of the date of such annual meeting is first made. The notice must include the stockholder’s name, record address, and number of shares owned, describe briefly the proposed business, the reasons for bringing the business before the annual meeting, and any material interest of the stockholder in the proposed business. Nothing in this paragraph shall be deemed to require Provident to include in its proxy statement and proxy relating to an annual meeting any stockholder proposal that does not meet all of the requirements for inclusion established by the Securities and Exchange Commission in effect at the time such proposal is received.

AN ADDITIONAL COPY OF PROVIDENT’S ANNUAL REPORT ON FORM 10-K (WITHOUT EXHIBITS) FOR THE YEAR ENDED DECEMBER 31, 2005, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WILL BE FURNISHED WITHOUT CHARGE TO STOCKHOLDERS UPON WRITTEN REQUEST TO THE CORPORATE SECRETARY, PROVIDENT FINANCIAL SERVICES, INC., 830 BERGEN AVENUE, JERSEY CITY, NEW JERSEY 07306. THE FORM 10-K IS ALSO AVAILABLE FREE OF CHARGE ON THE “INVESTOR RELATIONS” PAGE OF THE PROVIDENT BANK’S WEBSITE AT WWW.PROVIDENTNJ.COM.

THE CHARTERS OF THE AUDIT, COMPENSATION AND GOVERNANCE/NOMINATING COMMITTEES OF PROVIDENT’S BOARD OF DIRECTORS, PROVIDENT’S CORPORATE GOVERNANCE PRINCIPLES, PROVIDENT’S CODE OF BUSINESS CONDUCT AND ETHICS AND PROVIDENT’S INDEPENDENCE STANDARDS ARE AVAILABLE ON THE “GOVERNANCE DOCUMENTS” SECTION OF THE “INVESTOR RELATIONS” PAGE OF THE PROVIDENT BANK’S WEBSITE AT WWW.PROVIDENTNJ.COM. COPIES OF EACH WILL BE FURNISHED WITHOUT CHARGE TO STOCKHOLDERS UPON WRITTEN REQUEST TO THE CORPORATE SECRETARY, PROVIDENT FINANCIAL SERVICES, INC., 830 BERGEN AVENUE, JERSEY CITY, NEW JERSEY 07306.

YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR VOTE BY INTERNET OR TELEPHONE AS DESCRIBED ON YOUR PROXY CARD.

OTHER MATTERS

As of the date of this document, the board of directors knows of no matters that will be presented for consideration at the Annual Meeting other than as described in this document. However, if any other matter shall properly come before the Annual Meeting or any adjournment or postponement thereof and shall be voted upon, the proposed proxy will be deemed to confer authority to the individuals named as authorized therein to vote the shares represented by the proxy in accordance with their best judgment as to any matters that fall within the purposes set forth in the notice of Annual Meeting.

REVOCABLE PROXY

PROVIDENT FINANCIAL SERVICES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Thomas W. Berry, John G. Collins, Frank L. Fekete, Carlos Hernandez, William T. Jackson, Arthur McConnell, John P. Mulkerin and Paul M. Pantozzi, or any of them, each with full power of substitution, to attend and to act as attorneys and proxies for the undersigned, and to vote as designated herein all shares of common stock of Provident Financial Services, Inc. (the “Company”) that the undersigned is entitled to vote, only at the 2006 Annual Meeting of Stockholders (the “Annual Meeting”), to be held at the Hilton Newark Airport, 1170 Spring Street, Elizabeth, New Jersey, on Wednesday, April 26, 2006 at 10:00 a.m., local time, and at any and all adjournments or postponements thereof.

The undersigned acknowledges receipt from the Company, prior to the execution of this proxy, of a Notice of Annual Meeting and Proxy Statement dated March 23, 2006. Should the undersigned be present and elect to vote at the Annual Meeting or at any adjournment thereof and after notification to the Secretary of the Company at the Annual Meeting of the stockholder’s decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect. This proxy may also be revoked by sending written notice to the Secretary of the Company at the address set forth in the Notice of the 2006 Annual Meeting of Stockholders and Proxy Statement, voting by Internet or telephone, or by the filing of a later dated proxy prior to a vote being taken on a particular proposal at the Annual Meeting.

PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS INSTRUCTION CARD PROMPTLY IN THE

ENCLOSED POSTAGE-PAID ENVELOPE OR PROVIDE YOUR INSTRUCTIONS TO VOTE VIA THE

INTERNET OR BY TELEPHONE.

(Continued, and to be marked, dated and signed, on the other side)

ê	FOLD AND DETACH HERE	ê

PROVIDENT FINANCIAL SERVICES, INC., ANNUAL MEETING OF STOCKHOLDERS, APRIL 26, 2006

YOUR VOTE IS IMPORTANT!

You can vote in one of three ways:

1.	Call toll free 1-866-776-5647 on a Touch-Tone Phone. There is NO CHARGE to you for this call.

or

2.	Via the Internet at https://www.proxyvotenow.com/pfs and follow the instructions.

or

3.	Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

Revocable Proxy
Annual Meeting of Stockholders April 26, 2006	PROVIDENT FINANCIAL SERVICES, INC.				Please mark as indicated in this example			☒

	For	Vote Withheld	For All Except		For	Against		Abstain
1. The election as directors of all nominees listed below (except as marked to the contrary below), each for a three-year term:	☐	☐	☐	2. The ratification of the appointment of KPMG LLP as independent auditors of the Company for the year ending December 31, 2006.	☐	☐		☐

Nominees:

(01)  Geoffrey M. Connor,  (02)  Christopher Martin,

(03)  Edward O’Donnell     (04)  Thomas E. Sheenan,

(05)  Jeffries Shein

INSTRUCTION: To withhold authority to vote for any nominee(s), mark “For All Except” and write that nominee(s’) name(s) or number(s) in the space provided below.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE LISTED PROPOSALS.

THE PROXY IS REVOCABLE AND WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY, IF PROPERLY EXECUTED, WILL BE VOTED FOR THE PROPOSALS LISTED ABOVE. IF ANY OTHER BUSINESS IS PROPERLY PRESENTED AT THE ANNUAL MEETING, THIS PROXY WILL BE VOTED AS DIRECTED BY THE PERSONS APPOINTED AS PROXIES HEREIN IN ACCORDANCE WITH THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE ANNUAL MEETING.

				Mark here if you plan to attend the Annual Meeting			☐

				Mark here for address change and note change			☐

Please be sure to date and sign this proxy card in the box below.	Date
Sign above

Please sign exactly as your name appears on this proxy card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder may sign, but only one signature is required. An authorized officer should sign corporate or partnership proxies.

+	☒☒☒ IF YOU WISH TO PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR INTERNET, PLEASE READ THE INSTRUCTIONS BELOW ☒☒☒	+

FOLD AND DETACH HERE IF YOU ARE VOTING BY MAIL
é		é
PROXY VOTING INSTRUCTIONS

Stockholders of record have three ways to vote:

1.	By Mail; or
2.	By Telephone (using a Touch-Tone Phone); or
3.	By Internet.

A telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned this proxy. Please note telephone and Internet votes must be cast prior to 3 a.m., April 26, 2006. It is not necessary to return this proxy if you vote by telephone or Internet.

Vote by Telephone Call Toll-Free on a Touch-Tone Phone anytime prior to 3 a.m., April 26, 2006: 1-866-776-5647	Vote by Internet anytime prior to 3 a.m., April 26, 2006 go to https://www.proxyvotenow.com/pfs

Please note that the last vote received, whether by telephone, Internet or by mail, will be the vote counted.

Your vote is important!